Exhibit 2.1








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                    AGREEMENT AND PLAN OF REORGANIZATION

                       DATED AS OF DECEMBER 16, 2001

                                BY AND AMONG

                          CONEXANT SYSTEMS, INC.,

                            WASHINGTON SUB, INC.

                                    AND

                           ALPHA INDUSTRIES, INC.






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                                             TABLE OF CONTENTS
                                                                                                       Page
                                                                                                       ----
ARTICLE I                  THE MERGER....................................................................2
     SECTION 1.1           The Merger....................................................................2
     SECTION 1.2           Closing; Effective Time.......................................................2
     SECTION 1.3           Effects of the Merger.........................................................3
     SECTION 1.4           Conversion of Washington Common Stock.........................................3
     SECTION 1.5           Alpha Common Stock............................................................4
     SECTION 1.6           Certificate of Incorporation..................................................4
     SECTION 1.7           By-Laws.......................................................................4
     SECTION 1.8           Officers......................................................................4
     SECTION 1.9           Board of Directors............................................................4
     SECTION 1.10          Name; Corporate Offices.......................................................5
     SECTION 1.11          Fiscal Year...................................................................5

ARTICLE II                 OPTIONS.......................................................................5
     SECTION 2.1           Option Conversion.............................................................5
     SECTION 2.2           Incentive Stock Options.......................................................6
     SECTION 2.3           Shares Reserved; Registration.................................................6

ARTICLE III                EXCHANGE OF SHARES............................................................6
     SECTION 3.1           Alpha to Make Shares Available................................................6
     SECTION 3.2           Exchange of Shares............................................................7
     SECTION 3.3           Affiliates....................................................................9

ARTICLE IV                 CERTAIN PRE-MERGER TRANSACTIONS...............................................9
     SECTION 4.1           Ancillary Agreements..........................................................9
     SECTION 4.2           Contribution.................................................................10
     SECTION 4.3           Distribution.................................................................10

ARTICLE V                  REPRESENTATIONS AND WARRANTIES...............................................10
     SECTION 5.1           Representations and Warranties of Alpha......................................10
     SECTION 5.2           Representations and Warranties of Conexant...................................22

ARTICLE VI                 COVENANTS RELATING TO CONDUCT OF BUSINESS....................................36
     SECTION 6.1           Covenants of Alpha...........................................................36
     SECTION 6.2           Covenants of Conexant and Washington.........................................39
     SECTION 6.3           Reports; SEC Reports.........................................................44
     SECTION 6.4           Control of Other Party's Business............................................44

ARTICLE VII                ADDITIONAL AGREEMENTS........................................................45
     SECTION 7.1           Preparation of Proxy Statement; Stockholders Meeting.........................45
     SECTION 7.2           Combined Company Board of Directors and Management...........................46
     SECTION 7.3           Access to Information........................................................46
     SECTION 7.4           Reasonable Best Efforts......................................................47
     SECTION 7.5           Acquisition Proposals........................................................49
     SECTION 7.6           Employee Benefits Matters....................................................52
     SECTION 7.7           Fees and Expenses............................................................53
     SECTION 7.8           Directors' and Officers' Indemnification and Insurance.......................54
     SECTION 7.9           Public Announcements.........................................................55
     SECTION 7.10          Accounting Matters...........................................................55
     SECTION 7.11          Listing of Shares of Alpha Common Stock......................................56
     SECTION 7.12          Affiliates...................................................................56
     SECTION 7.13          Section 16 Matters...........................................................56
     SECTION 7.14          Takeover Statutes............................................................56
     SECTION 7.15          Advice of Changes............................................................56
     SECTION 7.16          Shareholders Agreement.......................................................57
     SECTION 7.17          Tax Ruling...................................................................57
     SECTION 7.18          Option Acceleration..........................................................57
     SECTION 7.19          Employment and Severance Arrangements........................................58
     SECTION 7.20          Transition Services Agreement................................................58

ARTICLE VIII               CONDITIONS PRECEDENT.........................................................58
     SECTION 8.1           Conditions to Each Party's Obligation to Effect the Merger...................58
     SECTION 8.2           Additional Conditions to Obligations of Alpha................................60
     SECTION 8.3           Additional Conditions to Obligations of Washington...........................61

ARTICLE IX                 TERMINATION AND AMENDMENT....................................................62
     SECTION 9.1           Termination..................................................................62
     SECTION 9.2           Effect of Termination........................................................64
     SECTION 9.3           Amendment....................................................................65
     SECTION 9.4           Extension; Waiver............................................................65

ARTICLE X                  GENERAL PROVISIONS...........................................................66
     SECTION 10.1          Non-Survival of Representations, Warranties, Covenants and Agreements........66
     SECTION 10.2          Notices......................................................................66
     SECTION 10.3          Interpretation...............................................................67
     SECTION 10.4          Counterparts.................................................................67
     SECTION 10.5          Entire Agreement; No Third Party Beneficiaries...............................67
     SECTION 10.6          Governing Law................................................................68
     SECTION 10.7          Severability.................................................................68
     SECTION 10.8          Assignment...................................................................68
     SECTION 10.9          Submission to Jurisdiction; Waivers..........................................68
     SECTION 10.10         Enforcement..................................................................69
     SECTION 10.11         Definitions..................................................................69
     SECTION 10.12         Disclosure Schedule..........................................................75

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                                  EXHIBITS

Exhibit A     -  Form of Contribution and Distribution Agreement

Exhibit B     -  Form of Amended and Restated Certificate

Exhibit C     -  Form of By-Laws

Exhibit D     -  Form of Certificate of Merger

Exhibit E     -  Certain Alpha Agreements

Exhibit F     -  Form of Tax Allocation Agreement

Exhibit G     -  Form of Employee Matters Agreement

Exhibit H     -  Form of Affiliate Agreement

Exhibit I     -  Parties to Shareholder Agreement

Exhibit J     -  Form of Shareholder Agreement

Exhibit K     -  Terms of Newport Supply Agreement

Exhibit L     -  Terms of Newbury Supply Agreement















                    AGREEMENT AND PLAN OF REORGANIZATION

            AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 16, 2001 (this "Agreement"), by and among CONEXANT SYSTEMS, INC., a Delaware corporation ("Conexant"), WASHINGTON SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Conexant ("Washington"), and ALPHA INDUSTRIES, INC., a Delaware corporation ("Alpha").

                           W I T N E S S E T H :

            WHEREAS, simultaneously with the execution and delivery of this Agreement, Conexant and Washington are entering into a contribution and distribution agreement in the form attached hereto as Exhibit A (the "Distribution Agreement") pursuant to which (a) all the Washington Assets (as defined in the Distribution Agreement) will be assigned to Washington and/or to one or more of the Washington Subsidiaries (as defined in the Distribution Agreement) and all of the Washington Liabilities (as defined in the Distribution Agreement) will be assumed by Washington and/or by one or more of the Washington Subsidiaries, all as provided in the Distribution Agreement (the "Contribution") and (b) all of the issued and outstanding shares of common stock, par value $.01 per share, of Washington (the "Washington Common Stock") will be distributed on a pro rata basis to Conexant's stockholders as provided in the Distribution Agreement (the "Distribution");

            WHEREAS, the Boards of Directors of Conexant, Washington and Alpha deem it advisable and in the best interests of each corporation and its respective stockholders that Washington and Alpha enter into a merger transaction in order to advance the long-term strategic business interests of Conexant, Washington and Alpha;

            WHEREAS, the Boards of Directors of Conexant, Washington and Alpha have determined to consummate such merger transaction by means of the business combination transaction provided for herein in which, immediately following the Distribution Washington will, subject to the terms and conditions set forth herein, merge with and into Alpha (the "Merger"), with Alpha being the surviving corporation (hereinafter sometimes referred to in such capacity as the "Combined Company") in the Merger;

            WHEREAS, the parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the "Code"), as a reorganization, that the Merger qualify under Section 368 of the Code as a reorganization and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code;

            WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

            WHEREAS, capitalized terms used in this Agreement will have the respective meanings set forth (i) in Section 10.11 or (ii) in the Sections of this Agreement or in the relevant Reorganization Agreement (as defined in Section 10.11) set forth opposite such terms in Section 10.11.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                                 ARTICLE I

                                 THE MERGER


            SECTION 1.1 THE MERGER. Upon the terms and conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.2(b)), Washington shall merge with and into Alpha. Alpha shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Washington shall terminate.

            SECTION 1.2 CLOSING; EFFECTIVE TIME.

            (a) The closing of the Merger (the "Closing") will take place as soon as practicable, but in any event within three Business Days, after the satisfaction or waiver (subject to Applicable Laws) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)) set forth in Article VIII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York, unless another place is agreed to in writing by the parties hereto.

            (b) The Merger shall become effective as set forth in the certificate of merger relating thereto substantially in the form attached hereto as Exhibit D that shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") on the Closing Date (the "Certificate of Merger"). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger. The Effective Time shall occur immediately after the Time of Distribution (as defined in the Distribution Agreement).

            SECTION 1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Washington shall vest in Alpha, and all debts, liabilities and duties of Washington shall become the debts, liabilities and duties of Alpha.

            SECTION 1.4 CONVERSION OF WASHINGTON COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Washington, Alpha or the holders of any capital stock of Washington or
Alpha:

            (a) Subject to Section 3.2(d), each share of Washington Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Distribution), other than shares of Washington Common Stock held in Washington's treasury or owned by Alpha or any wholly-owned Subsidiary of Washington or Alpha, shall automatically be converted into the right to receive 0.342 shares (the "Exchange Ratio") of common stock, par value $.25 per share, of Alpha (including the associated preferred share purchase rights, the "Alpha Common Stock"). If (i) between the date hereof and the Effective Time, the outstanding shares of Alpha Common Stock, (ii) between the date hereof and the Time of Distribution, the outstanding shares of Conexant Common Stock (as defined in Section 5.2(b)(i)) or (iii) following the Time of Distribution and prior to the Effective Time, the outstanding shares of Washington Common Stock, shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities (or a record date within any such period shall have been established for any of the foregoing) as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization (other than solely as a result of the Distribution or the Merger, but including any increase or decrease in the outstanding shares of Conexant Common Stock as a result of the issuance of any security in accordance with the Conexant Rights Agreement (as defined in Section 5.2(b)(i)), an appropriate and proportionate adjustment shall be made to the Exchange Ratio to the extent necessary to reflect such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in capitalization.

            (b) All shares of Washington Common Stock converted into the right to receive Alpha Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate or book-entry credit previously evidencing any such shares of Washington Common Stock (a "Washington Certificate") shall thereafter evidence only the right to receive (i) the number of whole shares of Alpha Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) and (ii) cash in lieu of fractional shares of Alpha Common Stock into which the shares of Washington Common Stock formerly evidenced by such Washington Certificate have been converted pursuant to this Section 1.4 and Section 3.2(d), without any interest thereon.

            (c) All shares of Washington Common Stock held in Washington's treasury or owned by Alpha, or any wholly-owned Subsidiary of Washington or Alpha shall be canceled and shall cease to exist and no shares of Alpha Common Stock or other consideration shall be delivered in exchange therefor.

            SECTION 1.5 ALPHA COMMON STOCK. At and after the Effective Time, each share of Alpha Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Combined Company and shall not be affected by the Merger.

            SECTION 1.6 CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of the Combined Company shall be in the form attached hereto as Exhibit B, with such changes thereto as shall be mutually agreed upon by Conexant and Alpha (the "Restated Certificate"), until thereafter amended in accordance with the terms thereof and Applicable Laws (as defined in Section 10.11).

            SECTION 1.7 BY-LAWS. At the Effective Time, the by-laws of the Combined Company shall be in the form attached hereto as Exhibit C, with such changes as may be mutually agreed upon by Conexant and Alpha (the "By-Laws"), until thereafter amended in accordance with the terms thereof, the Restated Certificate and Applicable Laws.

            SECTION 1.8 OFFICERS. At the Effective Time, David J. Aldrich shall be Chief Executive Officer of the Combined Company and Moiz M. Beguwala shall be President of the Combined Company and otherwise the initial officers of the Combined Company shall be as Conexant and Alpha shall agree prior to the Effective Time, and such officers shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

            SECTION 1.9 BOARD OF DIRECTORS. At the Effective Time, until duly changed in compliance with the Restated Certificate, the By-Laws and Applicable Laws, the Board of Directors of the Combined Company shall consist of either nine or eleven persons (as agreed by Conexant and Alpha prior to the Effective Time), including (a) four (in the case of a nine-person Board of Directors) or five (in the case of an eleven-person Board of Directors) persons (one of whom shall be Chairman of the Board of the Combined Company) to be named by the Board of Directors of Conexant,
(b) four (in the case of a nine-person Board of Directors) or five (in the case of an eleven-person Board of Directors) persons to be named by the Board of Directors of Alpha and (c) one person to be jointly named by the Boards of Directors of Conexant and Alpha. The directors named by Conexant and Alpha shall be allocated proportionately among the classes of the Board of Directors of the Combined Company as shall be agreed between Conexant and Alpha prior to the Effective Time.

            SECTION 1.10 NAME; CORPORATE OFFICES.

            (a) At the Effective Time, the name of the Combined Company shall be as agreed by Conexant and Alpha prior to the Effective Time.

            (b) At the Effective Time, the Combined Company shall have joint headquarters located in Newport Beach, California and Woburn, Massachusetts.

            SECTION 1.11 FISCAL YEAR. The fiscal year of the Combined Company will initially end on September 30 of each year.


                                ARTICLE II

                                  OPTIONS


            SECTION 2.1 OPTION CONVERSION. At or prior to the Effective Time, Washington and Alpha will take all action necessary such that each Washington Option (as defined in the Employee Matters Agreement) that is outstanding and unexercised immediately prior thereto (after giving effect to the adjustments to Conexant Stock Options (as defined in Section 5.2(b)(i)) to be effected in connection with the Distribution as provided for in the Employee Matters Agreement) shall cease to represent a right to acquire shares of Washington Common Stock and shall, as of the Effective Time, automatically be converted into a Converted Option exercisable for a number of shares of Alpha Common Stock and at an exercise price determined as provided below (and otherwise subject to the terms of the appropriate Washington Stock Plan (as defined in the Employee Matters Agreement) governing such option and the agreements evidencing grants thereunder):

                  (i) The number of shares of Alpha Common Stock to be subject to the Converted Option shall be equal to the product of the number of shares of Washington Common Stock subject to the unexercised portion of the Washington Option (as adjusted in connection with the Distribution) multiplied by the Exchange Ratio, provided that any fractional shares of Alpha Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

                  (ii) The exercise price per share of Alpha Common Stock under the Converted Option shall be equal to the exercise price per share of Washington Common Stock under the Washington Option (as adjusted in connection with the Distribution) divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

            SECTION 2.2 INCENTIVE STOCK OPTIONS. The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. Except as set forth in this Section 2.2, the duration and other terms of such Converted Option shall be the same as the Washington Option, except that all references to Washington shall be deemed to be references to the Combined Company (but taking into account any changes thereto provided for in the Washington Stock Plans by reason of this Agreement or the transactions contemplated hereby).

            SECTION 2.3 SHARES RESERVED; REGISTRATION. Following the Effective Time, the Combined Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Alpha Common Stock for delivery upon exercise of the Converted Options pursuant to the terms set forth in this Article II. As soon as practicable but in any event not later than five days following the Effective Time, the shares of Alpha Common Stock subject to the Converted Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and the Combined Company shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the Converted Options remain outstanding.


                                ARTICLE III

                             EXCHANGE OF SHARES


            SECTION 3.1 ALPHA TO MAKE SHARES AVAILABLE. From time to time, prior to, at or after the Effective Time, Alpha shall deposit, or shall cause to be deposited, with a bank or trust company appointed by Conexant and reasonably acceptable to Alpha (the "Exchange Agent"), for the benefit of the holders of the Washington Certificates, for exchange in accordance with this Article III, the shares of Alpha Common Stock to be issued pursuant to Section 1.4 and delivered pursuant to Section 3.2(a) in exchange for Washington Certificates (such shares of Alpha Common Stock, together with any dividends or distributions with respect thereto, the "Exchange Fund").

            SECTION 3.2 EXCHANGE OF SHARES.

            (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall make book-entry credits as of the Closing Date for each holder of record of Washington Common Stock immediately prior to the Effective Time for that number of whole shares of Alpha Common Stock into which the shares of Washington Common Stock formerly evidenced by such holder's Washington Certificate shall have been converted pursuant to this Agreement and shall deliver to each such holder (x) an account statement indicating the number of whole shares of Alpha Common Stock that such holder owns of record as of the Effective Time and (y) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive pursuant to Section 3.2(d) in respect of such holder's Washington Certificate. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Washington Certificates.

            (b) If any certificate or book-entry credit evidencing shares of Alpha Common Stock is to be registered in a name other than that in which the Washington Certificate is registered, it shall be a condition of the issuance thereof that an appropriate instrument of transfer of Washington Certificates be delivered and that the person requesting such exchange will have paid to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate or book-entry credit evidencing shares of Alpha Common Stock in any name other than that of the registered holder of the Washington Certificate formerly held, or required for any other reason, or shall have established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

            (c) After the Effective Time, there shall be no transfers on the stock transfer books of Washington of the shares of Washington Common Stock that were issued and outstanding immediately prior to the Effective Time.

            (d) (i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Alpha Common Stock or book-entry credit of the same shall be issued in exchange for Washington Certificates, no dividend or distribution with respect to Alpha Common Stock shall be payable on or with respect to any such fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Alpha. In lieu of the issuance of any such fractional share, Alpha shall pay to each holder of Washington Certificates who otherwise would be entitled to receive such fractional share an amount in cash determined in the manner provided in clauses (ii) and (iii) of this Section 3.2(d).

            (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Alpha Common Stock delivered to the Exchange Agent by Alpha pursuant to Section 3.1 for issuance to holders of Washington Certificates pursuant to Section 1.4 over (y) the aggregate number of full shares of Alpha Common Stock to be distributed to holders of Washington Certificates pursuant to this Section 3.2 (such excess being herein referred to as the "Excess Alpha Shares"). As soon as reasonably practicable following the Effective Time, the Exchange Agent, as agent for such holders of Washington Certificates, shall sell the Excess Alpha Shares at then prevailing prices on the Nasdaq National Market System, all in the manner provided in clause
(iii) of this Section 3.2(d).

            (iii) The sale of the Excess Alpha Shares by the Exchange Agent shall be executed on the Nasdaq National Market System through one or more member firms of the National Association of Securities Dealers, Inc. and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Washington Certificates, the Exchange Agent will hold such proceeds in trust for such holders as part of the Exchange Fund. The Combined Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Alpha Shares. In addition, the Combined Company shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Washington Certificates shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Washington Certificates is entitled (after taking into account all Washington Certificates then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Washington Certificates are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Washington Certificates with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Washington Certificates subject to and in accordance with this Section 3.2.

            (e) Any portion of the Exchange Fund that remains unclaimed by holders of Certificates for twelve months after the Effective Time shall be delivered to the Combined Company, and any holders of Washington Certificates who have not theretofore complied with this Article III shall thereafter look only to the Combined Company for payment of the shares of Alpha Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Alpha Common Stock deliverable in respect of each share of Washington Common Stock formerly evidenced by such Washington Certificate as determined pursuant to this Agreement, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by holders of Washington Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 5.1(c)(iii)) shall, to the extent permitted by Applicable Laws, become the property of the Combined Company free and clear of any claims or interest of any Person previously entitled thereto.

            (f) None of the Combined Company, Conexant, Washington, the Exchange Agent or any other Person shall be liable to any holder of Washington Certificates for any shares of Alpha Common Stock, cash in lieu of fractional shares thereof and any dividend or other distribution with respect thereto delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

            (g) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Combined Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Combined Company promptly upon request by the Combined Company.

            (h) The Combined Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Washington Certificates such amounts as the Combined Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Combined Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Alpha Common Stock in respect of which such deduction and withholding was made by the Combined Company or the Exchange Agent.

            SECTION 3.3 AFFILIATES. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates or book-entry credits evidencing shares of Alpha Common Stock or cash shall be issued or delivered pursuant to this Article III to a Person who may be deemed an "affiliate" of Washington in accordance with Section 7.12 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), until such Person has executed and delivered an Affiliate Agreement (as defined in Section 7.12) pursuant to Section 7.12.


                                ARTICLE IV

                      CERTAIN PRE-MERGER TRANSACTIONS


            SECTION 4.1 ANCILLARY AGREEMENTS. Prior to the Time of Distribution, Conexant, Washington and Alpha will execute and deliver a tax allocation agreement substantially in the form attached hereto as Exhibit F (the "Tax Allocation Agreement") and an employee matters agreement substantially in the form attached hereto as Exhibit G (the "Employee Matters Agreement"). Prior to the Effective Time, Conexant and Alpha will execute and deliver a Newport Supply Agreement substantially on the terms attached hereto as Exhibit K (the "Newport Supply Agreement"), a Newbury Supply Agreement substantially on the terms attached hereto as Exhibit L (the "Newbury Supply Agreement") and a Transition Services Agreement in accordance with Section 7.20 (the "Transition Services Agreement").

            SECTION 4.2 CONTRIBUTION. Prior to the Time of Distribution and pursuant to the terms and conditions of the Distribution Agreement, Conexant and Washington will consummate the Contribution contemplated by
Article II of the Distribution Agreement.

            SECTION 4.3 DISTRIBUTION. Prior to the Effective Time, and pursuant to the terms and conditions of the Distribution Agreement, Conexant will cause Washington to be recapitalized and effect the Distribution.


                                 ARTICLE V

                       REPRESENTATIONS AND WARRANTIES


            SECTION 5.1 REPRESENTATIONS AND WARRANTIES OF ALPHA. Except as set forth in the Alpha Disclosure Schedule delivered by Alpha to Conexant prior to the execution of this Agreement (the "Alpha Disclosure Schedule") (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty or covenant of Alpha contained herein and, to the extent it is apparent on the face of such disclosure that such disclosure qualifies another representation and warranty of Alpha contained herein, such other representation and warranty of Alpha), Alpha represents and warrants to Conexant as follows:

(a)      Organization, Standing and Power; Subsidiaries.

                  (i) Each of Alpha and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. The copies of the certificate of incorporation and by-laws of Alpha which were previously furnished or made available to Conexant are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                  (ii) Exhibit 21 to Alpha's Annual Report on Form 10-K for the year ended April 1, 2001 includes all the Subsidiaries of Alpha which as of the date of this Agreement are Significant Subsidiaries of Alpha (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the --- outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Alpha, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other material ----- restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests, but excluding restrictions under the Securities Act). None of Alpha or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries of Alpha), that is or would reasonably be expected to be material to Alpha and its Subsidiaries taken as a whole.

            (b) Capital Structure.

                  (i) The authorized capital stock of Alpha consists of 100,000,000 shares of Alpha Common Stock. As of December 14, 2001, 44,174,096 shares of Alpha Common Stock were issued and outstanding and no other shares of capital stock of Alpha were issued and outstanding. As of December 14, 2001, 10,370,507 shares of Alpha Common Stock were reserved for issuance upon exercise of options outstanding under Alpha Stock Plans. As of December 14, 2001, no shares of Alpha Common Stock were held as treasury shares. Since December 14, 2001 to the date of this Agreement, no shares of capital stock of Alpha or any other securities of Alpha have been issued other than shares of Alpha Common Stock issued pursuant to options or rights outstanding as of December 14, 2001 under the Alpha Stock Plans. All issued and outstanding shares of capital stock of Alpha are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Alpha is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Alpha other than options and other rights to acquire Alpha Common Stock from Alpha ("Alpha Stock Options") representing in the aggregate the right to purchase 6,619,900 shares of Alpha Common Stock under the Alpha Stock Plans. Section 5.1(b) of the Alpha Disclosure Schedule sets forth a complete and correct list as of a recent date of all outstanding Alpha Stock Options and the exercise prices thereof.

                  (ii) No bonds, debentures, notes or other indebtedness of Alpha having the right to vote on any matters on which stockholders of Alpha may vote ("Alpha Voting Debt") are issued or outstanding.

                  (iii) Except as otherwise set forth in this Section 5.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Alpha or any of its Subsidiaries is a party or by which any of them is bound obligating Alpha or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Alpha or any of its Subsidiaries or obligating Alpha or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Alpha or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Alpha or any of its Subsidiaries.

                  (c) Authority; No Conflicts.

                  (i) Alpha has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the Merger by the Required Alpha Vote (as defined in Section 5.1(g)). The execution and delivery of this Agreement by Alpha and the consummation by Alpha of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Alpha, subject in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the Merger by the Required Alpha Vote. This Agreement has been duly executed and delivered by Alpha and, assuming the due authorization and valid execution and delivery of this Agreement by each of Conexant and Washington, constitutes a valid and binding agreement of Alpha, enforceable against Alpha in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) The execution and delivery of this Agreement by Alpha does not, and the consummation by Alpha of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, charge, "put" or "call" right or other encumbrance on, or the loss of, any assets (any such conflict, breach, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or by-laws or similar organizational documents of Alpha or any Significant Subsidiary of Alpha or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries or, to the Knowledge of Alpha, the Combined Company and its Subsidiaries following the Merger, subject to obtaining or making the Alpha Necessary Consents (as defined in paragraph (iii) below), (I) any loan or credit agreement, note, instrument, mortgage, bond, indenture, lease, benefit plan or other contract, agreement or obligation (a "Contract") to which Alpha or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or (II) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Alpha or any Subsidiary of Alpha or their respective properties or assets.

                  (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other Person is required by or with respect to Alpha or any Subsidiary of Alpha in connection with the execution and delivery of this Agreement by Alpha or the consummation by Alpha of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Required Alpha Vote,
      (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) state securities or "blue sky" laws, (D) the Securities Act, (E) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (F) the DGCL with respect to the filing of the Certificate of Merger with the Delaware Secretary, (G) the rules and regulations of Nasdaq, (H) antitrust or other competition laws of other jurisdictions and (I) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (H) or set forth in
      Section 5.1(c)(iii) of the Alpha Disclosure Schedule are hereinafter referred to as "Alpha Necessary Consents".

                  (d) Reports and Financial Statements.

                  (i) Alpha has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the "Alpha SEC Reports"). No Subsidiary of Alpha is subject to the periodic reporting requirements of the Exchange Act. None of the Alpha SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Alpha SEC Reports fairly presents, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Alpha and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the ---- periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All Alpha SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Alpha SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                  (ii) Except as disclosed in the Alpha SEC Reports filed and publicly available prior to the date hereof (the "Alpha Filed SEC Reports"), since April 1, 2001, Alpha and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Alpha and its Subsidiaries or in the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

                  (e) Information Supplied.

                  (i) None of the information supplied or to be supplied by Alpha for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 7.1(a)) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Proxy Statement/Prospectus (as defined in Section 7.1(a)) will, on the date it is first mailed to Conexant stockholders or Alpha stockholders or at the time of the Alpha Stockholders Meeting (as defined in Section 7.1(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (ii) Notwithstanding the foregoing provisions of this
      Section 5.1(e), no representation or warranty is made by Alpha with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by Conexant or Washington for inclusion or incorporation by reference therein, or based on information with is not included or incorporated by reference in such documents but which should have been disclosed therein pursuant to Section 5.2(e).

            (f) Board Approval. The Board of Directors of Alpha, by resolutions duly adopted by unanimous vote at a meeting duly called and held and, other than as provided for in Section 7.5, not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Alpha and its stockholders, (ii) approved this Agreement and the Merger, (iii) resolved to recommend that the stockholders of Alpha approve and adopt this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by Alpha's stockholders at the Alpha Stockholders Meeting and (iv) taken all other action necessary to render
(A) the limitations on business combinations contained in Section 203 of the DGCL (or any similar provision) and (B) the provisions of Article Fifteenth of Alpha's Certificate of Incorporation inapplicable to the transactions contemplated hereby. To the Knowledge of Alpha, except for the limitations on business combinations contained in Section 203 of the DGCL (which have been rendered inapplicable), no state takeover statute is applicable or purports to be applicable to the Merger or the other transactions contemplated hereby.

            (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Alpha Common Stock (the "Required Alpha Vote") to approve and adopt this Agreement and the Merger is the only vote of the holders of any class or series of Alpha capital stock necessary to approve or adopt this Agreement and the Merger and the other transactions contemplated hereby.

            (h) Litigation; Compliance with Laws.

                  (i) Except as set forth in the Alpha Filed SEC Reports, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of Alpha, threatened, against or affecting Alpha or any Subsidiary of Alpha or any property or asset of Alpha or any Subsidiary of Alpha which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Alpha or any Subsidiary of Alpha which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

                  (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, Alpha and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Alpha and its Subsidiaries, taken as a whole (the "Alpha Permits"), and no suspension or cancellation of any of the Alpha Permits is pending or, to the Knowledge of Alpha, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. Alpha and its Subsidiaries are in compliance with the terms of the Alpha Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. None of Alpha or any of its Subsidiaries is in violation of, and Alpha and its Subsidiaries have not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

            (i) Absence of Certain Changes or Events. Except as set forth in the Alpha Filed SEC Reports, since April 1, 2001, Alpha and its Subsidiaries have conducted their business only in the ordinary course, consistent with past practice. Except as set forth in the Alpha Filed SEC Reports, since April 1, 2001, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Alpha and its Subsidiaries. Since April 1, 2001 through the date of this Agreement, none of Alpha or any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1 (other than Section 6.1(a)(i)).

            (j) Environmental Matters. Except as set forth in the Alpha Filed SEC Reports and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, (i) the operations of Alpha and its Subsidiaries have been and are in compliance with all applicable Environmental Laws (as defined below) and with all Alpha Permits required by applicable Environmental Laws, (ii) there are no pending or, to the Knowledge of Alpha, threatened, actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against Alpha or its Subsidiaries or involving any real property currently owned or, to the Knowledge of Alpha, formerly owned, or currently or formerly operated or leased, by Alpha or its Subsidiaries and (iii) to the Knowledge of Alpha, Alpha and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Alpha or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities for Alpha or its Subsidiaries. The representations and warranties in this Section 5.1(j) constitute the sole representations and warranties of Alpha concerning environmental matters in this Agreement.

            As used in this Agreement, "Environmental Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating or imposing liability or legally binding standards of conduct concerning pollution, Hazardous Materials (as defined below) or protection of human health, safety or the environment, as in effect on or prior to the Closing Date and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is a predecessor of such Person or any of such Subsidiaries and for which such Person has liability by law or contract), whether vested or unvested, contingent or fixed, which (i) arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws and which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

            (k) Intellectual Property. Except as set forth in the Alpha Filed SEC Reports and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries: (i) Alpha and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of Alpha, the use of any Intellectual Property by Alpha and its Subsidiaries does not infringe on or otherwise violate the rights of any Person; (iii) the use of Intellectual Property by or on behalf of Alpha and its Subsidiaries is in accordance with any applicable license pursuant to which Alpha or any Subsidiary acquired the right to use any Intellectual Property; (iv) to the Knowledge of Alpha, no Person is challenging, infringing on or otherwise violating any right of Alpha or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Alpha or its Subsidiaries; and (v) Alpha does not have any Knowledge of any pending claim, order or proceeding with respect to any use of Intellectual Property by Alpha and its Subsidiaries and, to the Knowledge of Alpha, no Intellectual Property owned and/or licensed by Alpha or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof and rights to apply for any of the foregoing, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

            (l) Title to Properties. Each of Alpha and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, except where the failure to have such good and valid title, or valid leasehold interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

            (m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Alpha or any of its Subsidiaries, except U.S. Bancorp Piper Jaffray (the "Alpha Financial Advisor"), whose fees and expenses will be paid by Alpha in accordance with Alpha's agreement with such firm.

            (n) Opinion of Alpha Financial Advisor. Alpha has received the opinion of the Alpha Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to Washington's stockholders in the Merger is fair, from a financial point of view, to Alpha and its stockholders.

            (o) Taxes.

                  (i) Each of Alpha and its Subsidiaries has timely filed or has caused to be timely filed all Tax returns or reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, and all such returns and reports are complete and correct, except to the extent that such failures to file, to have extensions granted that remain in effect or to be complete or correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. Alpha and each of its Subsidiaries has paid or caused to be paid all Taxes shown as due on such returns and the most recent financial statements contained in the Alpha Filed SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by Alpha and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                  (ii) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Alpha or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. The U.S. federal income Tax returns of Alpha and each of its Subsidiaries consolidated in such returns have been either examined by and settled with the IRS or closed by virtue of the applicable statute of limitations and no requests for waivers of the time to assess any such Taxes are pending.

                  (iii) None of Alpha or any of its Subsidiaries has taken any action, and Alpha has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
      Section 368(a) of the Code.

                  (iv) None of Alpha or any of its Subsidiaries is a party to any Tax sharing or Tax indemnity agreements (other than agreements between or among Alpha and its Subsidiaries).

                  (v) Within the past five years, none of Alpha or any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under
      Section 355(a) of the Code.

                  (vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, none of Alpha or any of its Subsidiaries is obligated to make any payments, or is a party to any contract that could obligate it to make any payments, that would not be deductible by reason of Section 162(m) or Section 280G of the Code.

                  (vii) None of Alpha or any of its Subsidiaries has agreed to make, or is required to make, any material adjustment under
      Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

            (p) Certain Contracts. As of the date hereof, none of Alpha or any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other Contract that limits or otherwise restricts Alpha or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the Knowledge of Alpha, limit or restrict the Combined Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area, which agreements or other Contracts, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries, after giving effect to the Merger or (ii) any employee benefit plan, employee contract or any other material Contract, pursuant to which any benefits will arise or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. All material Contracts of Alpha and its Subsidiaries are valid and binding on Alpha and its Subsidiaries, as applicable, and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be valid, binding and in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. None of Alpha or any of its Subsidiaries has Knowledge of, or has received notice of, any violation or default under (nor to their Knowledge does there exist any condition which with the passage of time or the giving of notice would cause such a violation or default under) the provisions of any Contract of Alpha or any of its Subsidiaries, except for violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

(q)      Employee Benefits.

                  (i) With respect to each Alpha Plan, except for Alpha Plans the liabilities under which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, Alpha has made available to Conexant a true, correct and complete copy of: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years, if any.

                  (ii) With respect to each Alpha Plan, Alpha and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such Alpha Plans and each Alpha Plan has been administered in accordance with its terms, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. Each Alpha Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

                  (iii) All Alpha Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

                  (iv) None of Alpha or any of its Subsidiaries has any liability under or obligation to any Multiemployer Plan.

            (r) Labor Relations. As of the date of this Agreement, (i) none of Alpha or any of its Subsidiaries is a party to any collective bargaining agreement, (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, no labor organization or group of employees of Alpha or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Alpha, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Alpha, threatened against or involving Alpha or any of its Subsidiaries.

            (s) Insurance. Alpha maintains insurance coverage with reputable insurers in such amounts and covering such risks as is deemed reasonably appropriate for its business (taking into account the cost and availability of such insurance).

            (t) Liens. No Liens exist on any assets of Alpha or any of its Subsidiaries, except (i) Liens expressly set forth in the notes to Alpha's audited consolidated financial statements as of April 1, 2001 included in the Alpha Filed SEC Reports, (ii) Liens consisting of zoning or planning restrictions, easements, permits or other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Alpha and its Subsidiaries, (iii) Liens for current taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and (iv) Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

            SECTION 5.2 REPRESENTATIONS AND WARRANTIES OF CONEXANT. Except as set forth in the Conexant Disclosure Schedule delivered by Conexant to Alpha prior to the execution of this Agreement (the "Conexant Disclosure Schedule") (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty or covenant of Conexant contained herein and, to the extent it is apparent on the face of such disclosure that such disclosure qualifies another representation and warranty of Conexant contained herein, such other representation and warranty of Conexant), Conexant represents and warrants to Alpha as follows:

            (a) Organization, Standing and Power; Subsidiaries.


                  (i) Conexant and each Subsidiary of Conexant engaged in the Washington Business (as defined in the Distribution Agreement) is a corporation or other organization duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, except where the failure to be so organized, existing and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. Each of the Washington Companies (as defined in Section 10.11) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. The copies of the certificate of incorporation and by-laws of Conexant which were previously furnished or made available to Alpha are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                  (ii) Washington is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Washington is a direct wholly-owned subsidiary of Conexant. The copies of the certificate of incorporation and by-laws of Washington which were previously furnished or made available to Alpha are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                  (iii) Section 5.2(a)(iii) of the Conexant Disclosure Schedule sets forth a list of the Washington Companies which as of the date of this Agreement would be Significant Subsidiaries of Washington (as defined in Rule 1-02 of Regulation S-X of the SEC) if the Distribution had occurred immediately prior to the date hereof (the "Washington Significant Subsidiaries"). All the outstanding shares of capital stock of, or other equity interests in, each Washington Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Conexant, free and clear of all material Liens and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests, but excluding restrictions under the Securities Act). None of the Washington Companies directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries of Conexant) that is or would reasonably be expected to be material to the Washington Business taken as a whole.

            (b) Capital Structure.

                  (i) The authorized capital stock of Conexant consists of 1,000,000,000 shares of Common Stock, par value $1.00 per share (the "Conexant Common Stock"), and 25,000,000 shares of preferred stock, without par value (the "Conexant Preferred Stock"), 1,500,000 shares of which are designated as "Series A Junior Participating Preferred Stock" and one share of which is designated as "Series B Voting Preferred Stock". As of November 30, 2001, (A) 254,423,819 shares of Conexant Common Stock and (B) one share of Conexant Preferred Stock designated as "Series B Voting Preferred Stock" were issued and outstanding and no other shares of capital stock of Conexant were issued and outstanding. As of November 30, 2001, 84,082,811 shares of Conexant Common Stock were reserved for issuance upon exercise of options outstanding under Conexant Stock Plans. As of November 30, 2001, no shares of Conexant Common Stock were held as treasury shares. Since November 30, 2001 to the date of this Agreement, no shares of capital stock of Conexant or any other securities of Conexant have been issued other than shares of Conexant Common Stock (and accompanying Conexant Rights (as defined below)) issued pursuant to (w) the Conexant Systems, Inc. Retirement Savings Plan and the Conexant Systems, Inc. Hourly Employees Savings Plan, (x) options or rights outstanding as of November 30, 2001 under Conexant Stock Plans and (y) the exchange or retraction of Exchangeable Shares of Philsar Semiconductor Inc. All issued and outstanding shares of capital stock of Conexant are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Conexant is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Conexant other than (w) rights (the "Conexant Rights") distributed to the holders of Conexant Common Stock pursuant to the Rights Agreement dated as of November 30, 1998, as amended as of December 9, 1999, between Conexant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Conexant Rights Agreement"), (x) options and other rights to acquire Conexant Common Stock from Conexant ("Conexant Stock Options") representing in the aggregate the right to purchase 51,394,095 shares of Conexant Common Stock under the Conexant Stock Plans, (y) $94,849,000 aggregate principal amount of Conexant's 4 1/4% Convertible Subordinated Notes due 2006 and $615,000,000 aggregate principal amount of Conexant's 4% Convertible Subordinated Notes due 2007 which are, on the date hereof, convertible into Conexant Common Stock at exercise prices of $23.098 and $108, respectively, per share (collectively, the "Conexant Convertible Notes") and (z) Exchangeable Shares of Philsar Semiconductor Inc. which are exchangeable into, or subject to retraction in exchange for, an aggregate of 357,640 shares of Conexant Common Stock. Section 5.2(b) of the Conexant Disclosure Schedule sets forth a complete and correct list as of a recent date of all outstanding Conexant Stock Options and the exercise prices thereof.

                  (ii) On the date hereof, the authorized capital stock of Washington consists of 1,000 shares of Washington Common Stock, all of which are issued and outstanding.

                  (iii) Except as otherwise set forth in this Section 5.2(b) or as provided for in the Reorganization Agreements, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Conexant or any member of the Washington Group (as defined in the Distribution Agreement) is a party or by which any of them is bound obligating any of Conexant or any member of the Washington Group to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Conexant or any member of the Washington Group or obligating Conexant or any member of the Washington Group to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Conexant or any member of the Washington Group to repurchase, redeem or otherwise acquire any shares of capital stock of Conexant or any member of the Washington Group.

            (c) Authority; No Conflicts.

                  (i) Conexant has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to further action of the Board of Directors of Conexant to establish the Record Date and the Distribution Date (each as defined in the Distribution Agreement) and provided that the effectiveness of the declaration of the Distribution by the Board of Directors of Conexant is subject to the satisfaction of the conditions set forth in the Distribution Agreement. The execution and delivery of this Agreement and the Reorganization Agreements by Conexant and the consummation by Conexant of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Conexant, subject to further action of the Board of Directors of Conexant to establish the Record Date and the Distribution Date and provided that the effectiveness of the declaration of the Distribution by the Board of Directors of Conexant is subject to the satisfaction of the conditions set forth in the Distribution Agreement. This Agreement and the Distribution Agreement have been, and the other Reorganization Agreements will be, duly executed and delivered by Conexant and, assuming the due authorization and valid execution and delivery of this Agreement by Alpha, constitute or will constitute valid and binding agreements of Conexant, enforceable against Conexant in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) Washington has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Washington and the consummation by Washington of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Washington. Conexant, as the sole stockholder of Washington, has duly approved and adopted this Agreement and the Merger and has duly approved the transactions contemplated hereby. This Agreement has been duly executed and delivered by Washington and constitutes a valid and binding agreement of Washington, enforceable against Washington in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (iii) The execution and delivery by Conexant and Washington of this Agreement and the Distribution Agreement do not, the execution and delivery by Conexant and Washington of the other Reorganization Agreements will not, and the consummation by Conexant and Washington of the Contribution, the Distribution, the Merger and the other transactions contemplated hereby and thereby will not result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws or similar organizational documents of Conexant, Washington or any Washington Significant Subsidiary or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business or, to the Knowledge of Conexant, the Combined Company and its Subsidiaries following the Merger, subject to obtaining or making the Conexant Necessary Consents (as defined in paragraph (iv) below), (I) any Contract included in the Washington Assets or by which any of the properties or assets included in the Washington Assets is bound, or (II) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Washington Companies or the properties or assets included in the Washington Assets.

                  (iv) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Conexant or any Subsidiary of Conexant in connection with the execution and delivery of this Agreement and the Reorganization Agreements by Conexant or Washington or the consummation by Conexant or Washington of the Contribution, the Distribution and the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (A) the HSR Act, (B) state securities or "blue sky" laws, (C) the Securities Act, (D) the Exchange Act, (E) the DGCL with respect to the filing of the Certificate of Merger with the Delaware Secretary, (F) the rules and regulations of Nasdaq, (G) antitrust or other competition laws of other jurisdictions, (H) the further action of the Board of Directors of Conexant to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Board of Directors of Conexant (which is subject to the satisfaction of the conditions set forth in the Distribution Agreement) and (I) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses
      (A) through (H) or set forth in Section 5.2(c)(iv) of the Conexant Disclosure Schedule are hereinafter referred to as the "Conexant Necessary Consents".

                  (v) The Board of Directors of Conexant, by resolutions duly adopted by a unanimous vote of those in attendance at a meeting duly called and held, a quorum being present, has duly (i) determined that this Agreement is advisable and in the best interests of Conexant and its stockholders and (ii) approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby. The Board of Directors of Washington, by resolutions duly adopted by a unanimous vote at a meeting duly called and held, or by action by unanimous written consent, has duly (i) determined that this Agreement is advisable and in the best interests of Washington and its stockholders and (ii) approved this Agreement and the transactions contemplated hereby.

            (d)   Reports and Financial Statements.

                  (i) No member of the Washington Group is subject to the periodic reporting requirements of the Exchange Act. With respect to the Washington Business, none of the registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by Conexant and its Subsidiaries with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the "Conexant SEC Reports"), as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (ii) Included in Section 5.2(d)(ii) of the Conexant Disclosure Schedule are a special purpose statement as of September 30, 2001 of tangible assets and liabilities to be contributed by Conexant and its Subsidiaries to the Washington Group (together with the notes thereto, the "Unaudited Special Purpose Statement of Tangible Net Assets") and a special purpose product line contribution statement with respect to the Washington Business for the year ended September 30, 2001 (together with the notes thereto, and collectively with the Unaudited Special Purpose Statement of Tangible Net Assets, the "Washington Financial Statements"). The Washington Financial Statements fairly present, in all material respects, the tangible assets and liabilities to be contributed by Conexant and its Subsidiaries to the Washington Group as of September 30, 2001 and the product line contribution of the Washington Business for the year ended September 30, 2001.

                  (iii) Except as disclosed in the Conexant SEC Reports filed and publicly available prior to the date hereof (the "Conexant Filed SEC Reports") or in the Washington Financial Statements, since September 30, 2001, Conexant and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a statement of assets and liabilities of the Washington Business or in the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business.

            (e) Information Supplied.

                  (i) None of the information supplied or to be supplied by Conexant or Washington for inclusion or incorporation by reference in
      (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Proxy Statement/Prospectus will, on the date it is first mailed to Conexant stockholders or Alpha stockholders or at the time of the Alpha Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (ii) Notwithstanding the foregoing provisions of this
      Section 5.2(e), no representation or warranty is made by Conexant with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by Alpha for inclusion or incorporation by reference therein, or based on information which is not included or incorporated by reference in such documents but which should have been disclosed pursuant to Section 5.1(e).

            (f) Litigation; Compliance with Laws.

                  (i) Except as set forth in the Conexant Filed SEC Reports or in the Washington Financial Statements, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of Conexant, threatened, against or affecting any of the Washington Companies or any property or asset included in the Washington Assets which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Washington Business, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against any of the Washington Companies which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Washington Business.

                  (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business, the Washington Companies hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the Washington Business, taken as a whole (the "Washington Permits"), and no suspension or cancellation of any of the Washington Permits is pending or, to the Knowledge of Conexant, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. The Washington Companies are in compliance with the terms of the Washington Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. None of the Washington Companies is in violation of, and the Washington Companies have not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business.

            (g) Absence of Certain Changes or Events. Except as set forth in the Conexant Filed SEC Reports or in the Washington Financial Statements, since September 30, 2001, the Washington Companies have conducted the Washington Business only in the ordinary course, consistent with past practice. Except as set forth in the Conexant Filed SEC Reports, since September 30, 2001, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Washington Business. Since September 30, 2001 through the date of this Agreement, none of the Washington Companies has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.2 (other than Section 6.2(a)(i)). Washington has not conducted any activities other than in connection with the organization of Washington, the negotiation, execution and performance of this Agreement and the Reorganization Agreements and the consummation of the transactions contemplated hereby and thereby.

            (h) Environmental Matters. Except as set forth in the Conexant Filed SEC Reports or in the Washington Financial Statements and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business, (i) the operations of the Washington Companies have been and are in compliance with all applicable Environmental Laws and with all Washington Permits required by applicable Environmental Laws, (ii) there are no pending or, to the Knowledge of Conexant, threatened, Actions under or pursuant to Environmental Laws against the Washington Companies or involving any real property currently owned or formerly owned, or currently or formerly operated or leased, by the Washington Companies and (iii) to the Knowledge of Conexant, the Washington Companies are not subject to any Environmental Liabilities and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by the Washington Companies or operations thereon would reasonably be expected to result in Environmental Liabilities for the Washington Companies. The representations and warranties in this Section 5.2(h) constitute the sole representations and warranties of Conexant concerning environmental matters in this Agreement.

            (i) Intellectual Property. Except as set forth in the Conexant Filed SEC Reports or in the Washington Financial Statements and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business: (i) the Washington Companies own, or are licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of the Washington Business as currently conducted; (ii) to the Knowledge of Conexant, the use of any Intellectual Property by the Washington Companies does not infringe on or otherwise violate the rights of any Person; (iii) the use of Intellectual Property by or on behalf of the Washington Companies is in accordance with any applicable license pursuant to which the Washington Companies acquired the right to use any Intellectual Property; (iv) to the Knowledge of Conexant, no Person is challenging, infringing on or otherwise violating any right of the Washington Companies with respect to any Intellectual Property owned by and/or licensed to the Washington Companies; and (v) Conexant does not have any Knowledge of any pending claim, order or proceeding with respect to any use of Intellectual Property by the Washington Companies and, to the Knowledge of Conexant, no Intellectual Property owned and/or licensed by the Washington Companies is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

            (j) Title to Properties. Each of the Washington Companies has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and assets that are Washington Assets, except where the failure to have such good and valid title, or valid leasehold interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business.

            (k) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Conexant or any of its Subsidiaries, except Credit Suisse First Boston Corporation (the "Conexant Financial Advisor"), whose fees and expenses will be paid by Conexant in accordance with Conexant's agreement with such firm.

            (l) Opinion of Conexant Financial Advisor. Conexant has received the opinion of the Conexant Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to holders of Conexant Common Stock.

            (m) Taxes.

                  (i) Each of the Washington Companies has timely filed or has caused to be timely filed all Tax returns or reports required to be filed by it with respect to Taxes for which the Washington Group will have liability following the Time of Distribution pursuant to the Tax Allocation Agreement, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, and all such returns and reports are complete and correct, except to the extent that such failures to file, to have extensions granted that remain in effect or to be complete or correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. The Washington Companies have paid or caused to be paid all Taxes shown as due on such returns, other than Taxes for which the Conexant Group will have liability following the Time of Distribution pursuant to the Tax Allocation Agreement.

                  (ii) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Washington Companies that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business and deficiencies with respect to Taxes for which Conexant will have liability following the Time of Distribution pursuant to the Tax Allocation Agreement. The U.S. federal income Tax returns required to be filed with respect to Taxes for which the Washington Group will have liability following the Time of Distribution pursuant to the Tax Allocation Agreement have been either examined by and settled with the IRS or closed by virtue of the applicable statute of limitations and no requests for waivers of the time to assess any such Taxes are pending.

                  (iii) None of Conexant or its Subsidiaries has taken any action, and Conexant has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (iv) No member of the Washington Group is a party to any Tax sharing or Tax indemnity agreements (other than agreements between or among members of the Washington Group) that will be in effect after the Time of Distribution.

                  (v) Within the past five years, no member of the Washington Group has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under
      Section 355(a) of the Code.

                  (vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business, no member of the Washington Group is obligated to make any payments, or is a party to any contract that could obligate it to make any payments, that would not be deductible by reason of Section 162(m) or Section 280G of the Code.

                  (vii) No member of the Washington Group has agreed to make, or is required to make, any material adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

            (n) Certain Contracts. As of the date hereof, none of the Washington Companies is a party to or bound by (i) any non-competition agreement or any other Contract that will be binding on any member of the Washington Group following the Time of Distribution that limits or otherwise restricts the Washington Companies or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the Knowledge of Conexant, limit or restrict the Combined Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area, which agreements or other Contracts, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries, after giving effect to the Merger or (ii) any employee benefit plan, employee contract or any other material Contract that will be binding on any member of the Washington Group following the Time of Distribution, pursuant to which any benefits will arise or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. All material Contracts that will be included in the Washington Assets are valid and binding on the Washington Companies, as applicable, and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be valid, binding and in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. None of the Washington Companies has Knowledge of, or has received notice of, any violation or default under (nor to their Knowledge does there exist any condition which with the passage of time or the giving of notice would cause such a violation or default under) the provisions of any Contract of the Washington Companies that will be included in the Washington Assets, except for violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business.

            (o) Employee Benefits.

                  (i) With respect to each Washington Plan, except for Washington Plans the liabilities under which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business, Conexant has made available to Alpha a true, correct and complete copy of: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any;
      (F) the most recent determination letter from the IRS, if any; and
      (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years, if any.

                  (ii) With respect to each Washington Plan, Conexant and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such Washington Plans and each Washington Plan has been administered in accordance with its terms, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business. Each Washington Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business.

                  (iii) All Washington Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business.

                  (iv) None of the Washington Companies has any liability under or obligation to any Multiemployer Plan that will be included in the Washington Liabilities.

            (p) Labor Relations. As of the date of this Agreement, (i) none of the Washington Companies is a party to any collective bargaining agreement, (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business, no labor organization or group of employees of the Washington Business has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Conexant, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Conexant, threatened against or involving any of the Washington Companies.

            (q) Insurance. The Washington Companies maintain insurance coverage with reputable insurers in such amounts and covering such risks as is deemed reasonably appropriate for its business (taking into account the cost and availability of such insurance).

            (r) Liens. No Liens exist on any of the Washington Assets, except (i) Liens expressly set forth in the Washington Financial Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits or other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property in the Washington Business, (iii) Liens for current taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and (iv) Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business.

            (s) Ownership of Alpha Common Stock. Conexant, together with its affiliates and associates (as those terms are defined in Rule 12b-2 promulgated under the Exchange Act), is not the beneficial owner of 5% or more of the outstanding shares of Alpha Common Stock. For purposes of this
Section 5.2(s), a Person shall be deemed to be the "beneficial owner" of Alpha Common Stock if such Person, directly or indirectly, controls the voting of such Alpha Common Stock or has any options, warrants, conversion or other rights to acquire such Alpha Common Stock.


                                ARTICLE VI

                 COVENANTS RELATING TO CONDUCT OF BUSINESS


            SECTION 6.1 COVENANTS OF ALPHA. During the period from the date of this Agreement and continuing until the Effective Time, Alpha agrees as to itself and its Subsidiaries that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.1 (including its subsections) of the Alpha Disclosure Schedule or as required by a Governmental Entity or to the extent that Conexant shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

            (a) Ordinary Course.

                  (i) Alpha and its Subsidiaries shall carry on their respective businesses in the ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be materially impaired at the Effective Time; provided, however, that no action by Alpha or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.1 shall be deemed a breach of this Section 6.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

                  (ii) Other than in connection with acquisitions permitted by Section 6.1(e) or investments permitted by Section 6.1(g), Alpha shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

            (b) Dividends; Changes in Share Capital. Alpha shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by any direct or indirect wholly-owned Subsidiaries of Alpha,
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of Alpha which remains a wholly-owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

            (c) Issuance of Securities. Alpha shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class, any Alpha Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Alpha Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Alpha Common Stock upon the exercise of Alpha Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to Alpha Stock Options or other stock based awards granted pursuant to clause
(ii) below, (ii) the granting of Alpha Stock Options or other stock based awards under the Alpha Stock Plans in a manner consistent with Alpha's established policies and guidelines in effect on the date hereof relating to the granting of Alpha Stock Options or other stock based awards or (iii) issuances by a wholly-owned Subsidiary of Alpha of capital stock of such Subsidiary to such Subsidiary's parent or another wholly-owned Subsidiary of Alpha.

            (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with Applicable Laws, Alpha shall not amend or propose to so amend its certificate of incorporation, by-laws or other governing documents.

            (e) No Acquisitions. Alpha shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the business of Alpha and its Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Alpha or (y) the creation of new direct or indirect wholly-owned Subsidiaries of Alpha organized to conduct or continue activities otherwise permitted by this Agreement.

            (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Alpha or (ii) as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated hereby, Alpha shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Alpha but excluding inventory and obsolete equipment in the ordinary course of business consistent with past practice).

            (g) Investments; Indebtedness. Alpha shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by Alpha or a Subsidiary of Alpha to or in Alpha or a Subsidiary of Alpha, (B) pursuant to any contract or other legal obligation of Alpha or any of its Subsidiaries as in effect at the date of this Agreement, (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business, (D) loans, advances, capital contributions or investments which in the aggregate do not exceed the amount specified in Section 6.1(g) of the Alpha Disclosure Schedule or (E) loans, advances, capital contributions or investments in the ordinary course of business which are not, individually or in the aggregate, material to Alpha and its Subsidiaries taken as a whole or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except in the ordinary course of business which are not, individually or in the aggregate, material to Alpha and its Subsidiaries taken as a whole. Without limiting Alpha's covenants contained in this Section 6.1, Alpha will consult with Conexant in any efforts by Alpha to obtain financing with respect to Alpha's obligations under the Facility Sale Agreement, provided that Conexant's consent in writing, which shall not be unreasonably withheld or delayed, shall be required prior to Alpha agreeing or committing to such financing. Conexant will cooperate with and reasonably assist Alpha, at Alpha's expense, in Alpha's efforts to obtain such financing.

            (h) Tax-Free Qualification. Alpha shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 6.1) that would prevent or impede the Contribution and Distribution from qualifying as a reorganization under Sections 355 and 368 of the Code or the Merger from qualifying as a reorganization under Section 368 of the Code.

            (i) Compensation. Except (x) as set forth in Section 6.1(c),
(y) as required by Applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect between Alpha or any Subsidiary of Alpha and any executive officer or employee thereof or
(z) in the ordinary course of business, Alpha shall not increase the amount of compensation or employee benefits of any director, officer or employee of Alpha or any Subsidiary or business unit of Alpha, pay any pension, retirement, savings or profit-sharing allowance to any employee that is not required by any existing plan or agreement, enter into any Contract with any of its employees regarding his or her employment, compensation or benefits, increase or commit to increase any employee benefits, issue any additional Alpha Stock Options, adopt or amend or make any commitment to adopt or amend any Alpha Plan or make any contribution, other than regularly scheduled contributions, to any Alpha Plan. Alpha shall not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except as required by Applicable Laws or in the ordinary course of business or in accordance with this Agreement, and any option committed to be granted or granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement. Notwithstanding the foregoing, Alpha may, without Conexant's consent but only after consultation with Conexant, enter into retention or other similar agreements with employees of Alpha on terms, and with such number of employees, as are substantially comparable to the severance or other similar agreements to be entered into between the Washington Companies and their employees.

            (j) Accounting Methods; Income Tax Elections. Except as disclosed in the Alpha Filed SEC Reports, as required by a Governmental Entity or as required by changes in GAAP as concurred in by Alpha's independent public accountants, Alpha shall not make any material change in its methods of accounting in effect at April 1, 2001. Alpha shall not, and shall not permit its Subsidiaries to, (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability, other than in the ordinary course of business consistent with past practice.

            (k) Certain Agreements and Arrangements. Alpha shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or otherwise restrict Alpha or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict the Combined Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries following the Merger.

            (l) No Related Actions. Alpha will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.

            SECTION 6.2 COVENANTS OF CONEXANT AND WASHINGTON. During the period from the date of this Agreement and continuing until the Effective Time, Conexant, as to the Washington Companies, and Washington each agrees that (except for the Contribution, the Distribution, as required or otherwise expressly contemplated or permitted by this Agreement, the Reorganization Agreements or Section 6.2 (including its subsections) of the Conexant Disclosure Schedule or as required by a Governmental Entity or to the extent that Alpha shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

            (a) Ordinary Course.

                  (i) The Washington Companies shall carry on the Washington Business in the ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees of the Washington Business and preserve their relationships with customers, suppliers and others having business dealings with them to the end that the Washington Business shall not be materially impaired at the Effective Time; provided, however, that no action by the Washington Companies with respect to matters specifically addressed by any other provision of this Section 6.2 shall be deemed a breach of this Section 6.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

                  (ii) Other than in connection with acquisitions permitted by Section 6.2(e) or investments permitted by Section 6.2(g), the Washington Companies shall not (A) enter into any new material line of business that would be part of the Washington Business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

            (b) Dividends; Changes in Share Capital. The members of the Washington Group shall not, and shall not propose to, declare any dividends on or make other distributions (whether in cash, stock or property) in respect of any of their capital stock that will be payable after the Effective Time, except for dividends payable entirely to members of the Washington Group. Prior to the Time of Distribution, Conexant will not, and following the Time of Distribution and prior to the Effective Time, Washington will not, (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities of Conexant or Washington, as the case may be, in respect of, in lieu of or in substitution for, shares of its capital stock or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

            (c) Issuance of Securities.

                  (i) Prior to the Time of Distribution, Conexant shall not issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of Conexant Common Stock or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (A) the issuance of Conexant Common Stock (and the associated Conexant Rights) (w) pursuant to the Conexant Systems, Inc. Retirement Savings Plan and the Conexant Systems, Inc. Hourly Employees Savings Plan, (x) upon the exercise of Conexant Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to Conexant Stock Options or other stock based awards granted pursuant to clause (B) below, (y) upon conversion of the Conexant Convertible Notes or (z) pursuant to the exchange or retraction of Exchangeable Shares of Philsar Semiconductor Inc., (B) the granting of Conexant Stock Options or other stock based awards under the Conexant Stock Plans in a manner consistent with Conexant's established policies and guidelines in effect on the date hereof relating to the granting of Conexant Stock Options or other stock based awards or (C) issuances in accordance with the Conexant Rights Agreement.

                  (ii) Following the Time of Distribution and prior to the Effective Time, no member of the Washington Group will issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (A) the granting of options to purchase Washington Common Stock upon conversion of Conexant Stock Options in connection with the Distribution in accordance with the Employee Matters Agreement or (B) issuances by a wholly-owned Subsidiary of Washington of capital stock of such Subsidiary to such Subsidiary's parent or another wholly-owned Subsidiary of Washington.

            (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or under the Reorganization
Agreements or with Applicable Laws, Washington shall not amend or propose to so amend its certificate of incorporation, by-laws or other governing documents.

            (e) No Acquisitions. The Washington Companies shall not acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the Washington Business in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor), in each case, that would be part of the Washington Business; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Conexant or (y) the creation of new direct or indirect wholly-owned Subsidiaries of Conexant organized to conduct or continue activities otherwise permitted by this Agreement.

            (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Conexant (with respect to which, to the extent involving Washington Assets or Washington Liabilities, Conexant shall reasonably consult with Alpha) or (ii) as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated hereby or by the Reorganization Agreements, the Washington Companies shall not sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any Assets that would constitute Washington Assets if the Distribution Date were the date hereof (including capital stock of members of the Washington Group, but excluding inventory and obsolete equipment in the ordinary course of business consistent with past practice).

            (g) Investments; Indebtedness. The Washington Companies shall not (i) make any loans, advances or capital contributions to, or investments in, any other Person that will be included in the Washington Assets, other than (A) loans or investments by a member of the Washington Group to or in another member of the Washington Group, (B) pursuant to any contract or other legal obligation of any of the Washington Companies as in effect at the date of this Agreement, (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business, (D) loans, advances, capital contributions or investments which in the aggregate do not exceed the amount specified in
Section 6.2(g) of the Conexant Disclosure Schedule or (E) loans, advances, capital contributions or investments in the ordinary course of business which are not, individually or in the aggregate, material to the Washington Business taken as a whole or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement that will be included in the Washington Liabilities except in the ordinary course of business which are not, individually or in the aggregate, material to the Washington Business taken as a whole.

            (h) Tax-Free Qualification. Conexant and Washington shall use their reasonable best efforts not to, and shall use their reasonable best efforts not to permit any of their Subsidiaries to, take any action (including any action otherwise permitted by this Section 6.2) that would prevent or impede the Contribution and Distribution from qualifying as a reorganization under Sections 355 and 368 of the Code or the Merger from qualifying as a reorganization under Section 368 of the Code.

            (i) Compensation. Except (x) as set forth in Section 6.2(c),
(y) as required by Applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect between any of the Washington Companies and any Washington Employee or (z) in the ordinary course of business, none of the Washington Companies shall increase the amount of compensation or employee benefits of any director or any Washington Employee, pay any pension, retirement, savings or profit-sharing allowance to any Washington Employee that is not required by any existing plan or agreement, enter into any Contract with any Washington Employee regarding his or her employment, compensation or benefits, increase or commit to increase any employee benefits for Washington Employees, issue any additional Conexant Stock Options, adopt or amend or make any commitment to adopt or amend any Washington Plan or make any contribution, other than regularly scheduled contributions, to any Washington Plan for the benefit of Washington Employees. The Washington Companies shall not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except as required by Applicable Laws or in the ordinary course of business or in accordance with this Agreement, and any option committed to be granted or granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement. Notwithstanding the foregoing, the Washington Companies may, without Alpha's consent but only after consultation with Alpha, enter into retention or other similar agreements with employees of the Washington Business on terms, and with such number of employees, as are substantially comparable to the severance or other similar agreements currently in effect or to be entered into between Alpha and its employees.

            (j) Accounting Methods; Income Tax Elections. Except as disclosed in Conexant Filed SEC Reports or the Washington Financial Statements, as required by a Governmental Entity or as required by changes in GAAP as concurred in by their independent public accountants, the Washington Business shall not make any material change in its methods of accounting in effect at September 30, 2001. No member of the Washington Group will (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability with respect to matters that will be a liability of the Washington Group after the Time of Distribution pursuant to the Tax Allocation Agreement, other than in the ordinary course of business consistent with past practice.

            (k) Certain Agreements and Arrangements. Except as contemplated by the Reorganization Agreements, the Washington Companies shall not enter into any Contracts that will bind any member of the Washington Group after the Time of Distribution that limit or otherwise restrict any of the Washington Companies or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict the Combined Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries following the Merger.

            (l) No Washington Business Activities. Prior to the Effective Time, Washington will not conduct any activities other than in connection with the organization of Washington, the negotiation and execution of this Agreement, the Reorganization Agreements, the Mexican Stock and Asset Purchase Agreement dated as of the date hereof between Conexant and Alpha (the "Facility Sale Agreement"), the U.S. Asset Purchase Agreement dated as of the date hereof between Conexant and Alpha (the "U.S. Asset Purchase Agreement"), the Facility Services Agreement to be entered into prior to the Effective Time between Conexant and Alpha (the "Facility Services Agreement"), the Newport Supply Agreement, the Newbury Supply Agreement and the consummation of the transactions contemplated hereby and thereby.

            (m) No Related Actions. None of Conexant or its Subsidiaries (as to the Washington Companies) or Washington will agree or commit to do any of the foregoing actions.

            SECTION 6.3 REPORTS; SEC REPORTS. Each of Conexant (with respect to the Washington Business) and Alpha shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Each of Conexant (with respect to the Washington Business) and Alpha shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other parties copies of all such reports promptly after the same are filed.

            SECTION 6.4 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give Conexant, directly or indirectly, the right to control or direct Alpha's operations prior to the Effective Time. Nothing contained in this Agreement shall give Alpha, directly or indirectly, the right to control or direct the operations of the Washington Business prior to the Effective Time. Prior to the Effective Time, each of Conexant and Alpha shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.


                                ARTICLE VII

                           ADDITIONAL AGREEMENTS


            SECTION 7.1  PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETING.

            (a) As promptly as reasonably practicable following the date hereof, Alpha and Conexant shall prepare and Alpha shall file with the SEC proxy materials which shall constitute the Proxy Statement/Prospectus to be mailed to Alpha's stockholders in connection with the Alpha Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and Conexant and Alpha shall prepare and Alpha shall file with the SEC a registration statement on Form S-4 with respect to the issuance of Alpha Common Stock in the Merger (the "Form S-4"). The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Alpha's prospectus and will be mailed to Conexant's stockholders as an Information Statement in connection with the Distribution. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Alpha shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC as promptly as reasonably practicable after filing with the SEC, to have the Form S-4 declared effective by the SEC as promptly as reasonably practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Alpha shall, as promptly as practicable after receipt thereof, provide to Conexant copies of any written comments and advise Conexant of any oral comments with respect to the Proxy Statement/Prospectus and the Form S-4 received from the SEC. Alpha shall provide Conexant with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus prior to filing such with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Conexant and Alpha, which approval shall not be unreasonably withheld or delayed. Alpha will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Alpha's stockholders, and Conexant will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Conexant's stockholders, in each case as promptly as practicable after the Proxy Statement/Prospectus is cleared by the SEC and the Form S-4 is declared effective under the Securities Act. Alpha shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Alpha Common Stock in the Merger and Alpha and Conexant shall furnish all information concerning Alpha, Washington and Conexant and the holders of Conexant Common Stock as may be reasonably requested in connection with any such action. Alpha will advise Conexant, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order with respect to the Form S-4, the suspension of the qualification of the Alpha Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Alpha or Washington, or any of their respective affiliates, officers or directors, should be discovered by Alpha or Conexant which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Alpha and Conexant.

            (b) Alpha shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Alpha and Conexant (the "Alpha Stockholders Meeting") for the purpose of obtaining the Required Alpha Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval and adoption of this Agreement and the Merger by the Required Alpha Vote, and the Board of Directors of Alpha shall recommend approval and adoption of this Agreement and the Merger by the stockholders of Alpha to the effect as set forth in Section 5.1(f) (the "Alpha Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) such recommendation (a "Change in the Alpha Recommendation"); provided, however, that the Board of Directors of Alpha may make a Change in the Alpha Recommendation pursuant to Section 7.5. Notwithstanding any Change in the Alpha Recommendation, this Agreement shall be submitted to the stockholders of Alpha at the Alpha Stockholders Meeting for the purpose of approving and adopting this Agreement and the Merger, and nothing contained herein shall be deemed to relieve Alpha of such obligation.

            SECTION 7.2 COMBINED COMPANY BOARD OF DIRECTORS AND MANAGEMENT. At or prior to the Effective Time, the parties will take all action necessary to effectuate the provisions of Sections 1.8 and 1.9.

            SECTION 7.3 ACCESS TO INFORMATION. Upon reasonable notice, each of Conexant and Alpha shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other reasonable access during normal business hours, during the period prior to the Effective Time, to all its books, records, properties, plants and personnel (in the case of Conexant and its Subsidiaries, only with respect to the Washington Business) and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party all information concerning it and its business, properties and personnel (as to Conexant and its Subsidiaries, only with respect to the Washington Business) as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (i) any Applicable Laws or Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 7.3 in confidence in accordance with, and will otherwise be subject to, the provisions of the Mutual Confidentiality Agreement dated September 28, 2001 between Conexant and Alpha (as it may be amended or supplemented, the "Confidentiality Agreement"). Any investigation by either Alpha or Conexant shall not affect the representations and warranties contained herein or the conditions to the respective obligations of the parties to consummate the Merger.

            SECTION 7.4 REASONABLE BEST EFFORTS.

            (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) taking all reasonable actions to cause the conditions set forth in Article VIII to be satisfied as promptly as reasonably practicable; (ii) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as practicable the Tax Ruling, all Alpha Necessary Consents and Conexant Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Required Approvals") and (iii) taking all reasonable steps as may be necessary to obtain all Required Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (ii) appropriate filings, if any are required, with the European Commission and/or other foreign regulatory authorities in accordance with applicable competition, merger control, antitrust, investment or similar Applicable Laws, and (iii) all other necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Applicable Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Required Approvals under such other Applicable Laws or from such authorities as soon as practicable. Notwithstanding the foregoing, nothing in this Section 7.4 shall require any of Alpha and its Subsidiaries, Conexant and its Subsidiaries, Washington and its Subsidiaries or the Combined Company and its Subsidiaries to sell, hold separate or otherwise dispose of any assets of Alpha, Conexant, Washington, the Combined Company or their respective Subsidiaries (including the capital stock of any Subsidiary) or conduct their business in a specified manner, or agree to do so, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner is not conditioned on the Closing or, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries, after giving effect to the Merger (or, only with respect to Conexant and its Subsidiaries, to have a Material Adverse Effect on Conexant and its Subsidiaries, after giving effect to the Distribution).

            (b) Each of Alpha, on the one hand, and Conexant and Washington, on the other hand, shall, in connection with the efforts referenced in Section 7.4(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

            (c) In furtherance and not in limitation of the covenants of the parties contained in Section 7.4(a) and Section 7.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Laws, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of Conexant and Alpha shall cooperate in all respects with each other and use its respective reasonable best efforts, including, subject to the last sentence of Section 7.4(a), selling, holding separate or otherwise disposing of any assets of Alpha or its Subsidiaries or the Washington Companies (including the capital stock of any Subsidiary) or conducting their business (in the case of Conexant, only with respect to the Washington Business) in a specified manner, or agreeing to do so, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.4 shall limit a party's right to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(c) so long as such party has complied with its obligations under this Section 7.4.

            (d) Each of Alpha, Conexant and Washington shall cooperate with each other in obtaining opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Alpha, and Chadbourne & Parke LLP, counsel to Conexant and Washington, to satisfy the conditions set forth in Section 8.2(c) and
Section 8.3(c). In connection therewith, each of Alpha and Conexant shall deliver to such counsel customary representation letters in form and substance reasonably satisfactory to such counsel.

            SECTION 7.5 ACQUISITION PROPOSALS.

            (a) Without limiting Alpha's other obligations under this Agreement (including under Article VI hereof), Alpha agrees that from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, neither it nor any of its Subsidiaries shall, and it shall use its reasonable best efforts to cause its and its Subsidiaries' officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Alpha Acquisition Proposal (as defined below), (ii) have any discussions with or provide any confidential information or data to any Person relating to an Alpha Acquisition Proposal, or engage in any negotiations concerning an Alpha Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Alpha Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Alpha Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Alpha Acquisition Proposal.

            (b) For purposes of this Agreement, "Alpha Acquisition Proposal" means any inquiry, proposal or offer from any Person with respect to (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Alpha or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC), (B) any purchase or sale or other disposition of 20% or more of the consolidated assets (including stock of its Subsidiaries) of Alpha and its Subsidiaries, taken as a whole, or (C) any purchase or sale of, or tender or exchange offer for, or similar transaction with respect to, the equity securities of Alpha that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of Alpha (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries, including in the case of each of clauses (A) through (C), any single or multi-step transaction or series of related transactions (other than a proposal or offer made by Conexant or a Subsidiary thereof).

            (c) Notwithstanding anything in this Agreement to the contrary, Alpha or its Board of Directors shall be permitted to (i) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Alpha Acquisition Proposal, (ii) effect a Change in the Alpha Recommendation or (iii) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Alpha Acquisition Proposal by any such Person (which has not been withdrawn) in order to be informed with respect thereto in order to make any determination permitted in clause (ii), if and only to the extent that, in any such case referred to in clause (ii) or
(iii), (A) the Alpha Stockholders Meeting shall not have occurred, (B) it has received an unsolicited bona fide written Alpha Acquisition Proposal from a third party (which has not been withdrawn) and (x) in the case of clause (ii) above, its Board of Directors concludes in good faith that such Alpha Acquisition Proposal constitutes a Superior Alpha Proposal and (y) in the case of clause (iii) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Alpha Acquisition Proposal would constitute a Superior Alpha Proposal, (C) its Board of Directors, after consultation with its outside counsel, determines in good faith that such action is required by its fiduciary duties to stockholders under Applicable Laws as a result of such Alpha Acquisition Proposal, (D) in the case of clause (ii) above, it shall provide Conexant immediate written notice of such action, (E) prior to providing any information or data to any Person in connection with an Alpha Acquisition Proposal by any such Person, it receives from such Person an executed confidentiality agreement containing terms substantially the same as the Confidentiality Agreement and (F) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it notifies Conexant promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, such Person or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and furnishes to Conexant a copy of any such written inquiry, proposal or offer. Alpha agrees that it will promptly keep Conexant informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations and will promptly provide Conexant with any such written proposals or offers. Alpha agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons conducted heretofore with respect to any Alpha Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith. Alpha agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken by Alpha in this Section 7.5. Nothing in this Section 7.5 shall
(x) permit Alpha to terminate this Agreement (except as specifically provided in Article IX) or (y) affect any other obligation of Alpha or Conexant under this Agreement. Alpha shall not submit to the vote of its stockholders any Alpha Acquisition Proposal other than the Merger.

            (d) For purposes of this Agreement, "Superior Alpha Proposal" means a bona fide written Alpha Acquisition Proposal (for purposes of this definition of "Superior Alpha Proposal", references to 20% in the definition of "Alpha Acquisition Proposal" shall be deemed to be references to 50%) made by a Person other than a party hereto which is on terms which the Board of Directors of Alpha in good faith concludes (following receipt of the advice of its financial advisors), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (y) is reasonably likely to be completed.

            (e) Without limiting Conexant's other obligations under this Agreement (including under Article VI hereof), Conexant agrees that from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, neither it nor any of its Subsidiaries shall, and it shall use its reasonable best efforts to cause its and its Subsidiaries' officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Washington Acquisition Proposal (as defined below), (ii) have any discussions with or provide any confidential information or data to any Person relating to a Washington Acquisition Proposal, or engage in any negotiations concerning a Washington Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement a Washington Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Washington Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Washington Acquisition Proposal.

            (f) For purposes of this Agreement, "Washington Acquisition Proposal" means any inquiry, proposal or offer from any Person with respect to any purchase or sale or other disposition of 20% or more of the consolidated assets (including stock of subsidiaries) of the Washington Business, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by Alpha or a Subsidiary thereof).

            SECTION 7.6 EMPLOYEE BENEFITS MATTERS.

            (a) Continuation and Comparability of Benefits. Subject to the Employee Matters Agreement, from and after the Effective Time, the employee benefit plans established or assumed by Washington pursuant to the Employee Matters Agreement and the Alpha Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect with respect to Washington Participants (as defined in the Employee Matters Agreement) and employees and former employees of Alpha and its Subsidiaries (collectively, the "Combined Company Employees"), covered by such plans at the Effective Time, until such time as the Combined Company shall otherwise determine, subject to Applicable Laws and the terms of such plans. Prior to the Effective Time, or as soon as reasonably practicable thereafter, Conexant and Alpha shall cooperate in reviewing, evaluating and analyzing the Washington Plans and the Alpha Plans with a view towards developing appropriate new benefit plans for Combined Company Employees. It is the intention of Conexant and Alpha, to the extent permitted by Applicable Laws, to develop new benefit plans prior to the Effective Time or as soon as reasonably practicable after the Effective Time which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities and (ii) do not discriminate between Combined Company Employees who were covered by Washington Plans, on the one hand, and those covered by Alpha Plans, on the other, at the Effective Time. Nothing in this Section 7.6 shall be interpreted as preventing the Combined Company from amending, modifying or terminating any employee benefit plans established or assumed by Washington pursuant to the Employee Matters Agreement or any Alpha Plan or other contract, arrangement, commitment or understanding, in accordance with its terms and Applicable Laws.

            (b) Pre-Existing Limitations; Deductibles; Service Credit. With respect to any employee benefit plans in which any Combined Company Employees who were employees of Conexant or Alpha (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which the Combined Company Employees did not participate prior to the Effective Time (the "New Combined Company Plans"), the Combined Company shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Combined Company Employees and their eligible dependents under any New Combined Company Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Washington Plan or Alpha Plan, as the case may be; (B) provide each Combined Company Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Washington Plan or an Alpha Plan (to the same extent such credit was given under the analogous employee benefit plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Combined Company Plans in which such employees may be eligible to participate after the Effective Time; and
(C) recognize all service of the Combined Company Employees with Conexant and Alpha, and their respective affiliates, for purposes of eligibility to participate, vesting credit, entitlement to benefits and, other than with respect to defined benefit pension plans, benefit accrual, in any New Combined Company Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Combined Company Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

            SECTION 7.7 Fees and Expenses. Subject to Section 9.2(c) of this Agreement and Section 4.09 of the Distribution Agreement, whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement/Prospectus, which shall be shared equally by Alpha and Conexant. As used in this Agreement, "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Form S-4 and the Proxy Statement/Prospectus and the solicitation of stockholder approval and all other matters related to the transactions contemplated hereby.

           SECTION 7.8  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

            (a) The Combined Company shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Alpha and its Subsidiaries (in all of their capacities as such), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Alpha pursuant to Alpha's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any such directors, officers and employees of Alpha and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Alpha (provided that the Combined Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured than the current policies maintained by Alpha) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Combined Company be required to expend in any one year an amount in excess of 200% of the annual premiums (on a per capita basis) currently paid by Alpha for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Combined Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

            (b) The Combined Company shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Washington Companies (in all of their capacities as such), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Conexant pursuant to Conexant's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any such directors, officers and employees of the Washington Companies for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) maintain in effect for each of the applicable persons referred to in clause (i) for a period of six years after the Effective Time policies of directors' and officers' liability insurance and fiduciary liability insurance of at least the same coverage and amounts as, and containing terms and conditions which are, in the aggregate, no less advantageous to the insured than, the current policies of directors' and officers' liability insurance maintained by Conexant, with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Combined Company be required to expend in any one year an amount in excess of 200% of the annual premiums (on a per capita basis) currently paid by Conexant for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Combined Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

            (c) The provisions of this Section 7.8 are intended to be for the benefit of and shall be enforceable by each indemnified or insured party referred to above in this Section 7.8.

            SECTION 7.9 PUBLIC ANNOUNCEMENTS. Alpha and Conexant each shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by Applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange or automated quotation system, to consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

            SECTION 7.10 ACCOUNTING MATTERS.

            (a) Alpha shall use reasonable best efforts to cause to be delivered to Conexant two letters from Alpha's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Alpha, Conexant and Washington, in form and substance reasonably satisfactory to Conexant and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            (b) Conexant shall use reasonable best efforts to cause to be delivered to Alpha two letters from Washington's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Conexant, Alpha and Washington, in form and substance reasonably satisfactory to Alpha and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            SECTION 7.11 LISTING OF SHARES OF ALPHA COMMON STOCK. Alpha shall prior to the Effective Time use reasonable best efforts to cause the shares of Alpha Common Stock to be issued in the Merger and the shares of Alpha Common Stock to be reserved for issuance upon exercise of the Converted Options to be approved for listing on the Nasdaq National Market System prior to the Closing Date.

            SECTION 7.12 AFFILIATES. Not less than 45 days prior to the Effective Time, Conexant shall deliver to Alpha a letter identifying all persons who, in the judgment of Conexant, may be deemed at the time this Agreement is submitted for approval by Conexant as the sole stockholder of Washington, "affiliates" of Washington for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date of delivery thereof. Conexant shall use reasonable best efforts to cause each person identified on such list to deliver to Alpha not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit H (an "Affiliate Agreement").

            SECTION 7.13 SECTION 16 MATTERS. Prior to the Effective Time, Alpha shall take all such steps as may be required to cause any acquisitions or dispositions of Alpha Common Stock (including derivative securities with respect to Alpha Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Alpha to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

            SECTION 7.14 TAKEOVER STATUTES. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of Conexant, Alpha and Washington and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

            SECTION 7.15 ADVICE OF CHANGES. Each of Conexant and Alpha shall as promptly as reasonably practicable after becoming aware thereof advise the others of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event (i) having, or which would, individually or in the aggregate, reasonably be expected to have, in the case of Alpha, a Material Adverse Effect on Alpha and its Subsidiaries, and, in the case of Conexant, a Material Adverse Effect on the Washington Business, or (ii) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VIII not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            SECTION 7.16 SHAREHOLDERS AGREEMENT. Concurrently with the execution and delivery of this Agreement, each of the directors and executive officers of Alpha set forth on Exhibit I shall execute and deliver a Shareholders Agreement, substantially in the form attached hereto as Exhibit J (the "Shareholders Agreement").

            SECTION 7.17 TAX RULING. In connection with the Distribution, Conexant shall use its reasonable best efforts in seeking, as promptly as practicable, the Tax Ruling. Prior to filing with the Internal Revenue Service (the "IRS"), Conexant shall furnish Alpha with a draft of the ruling request letter with respect to the Tax Ruling and of any substantive supplemental submission in respect thereof. Alpha may review and provide any comments on such drafts and Conexant shall reasonably consider any comments provided in a reasonably prompt manner by Alpha. Conexant shall keep Alpha fully informed of the status of the Tax Ruling request. At Conexant's request, Alpha shall cooperate with and use its reasonable best efforts to assist Conexant in connection with the Tax Ruling request. At Alpha's reasonable request, Conexant shall cooperate with Alpha and use its reasonable best efforts to seek to obtain, as promptly as practicable, any supplemental Tax Ruling or other guidance from the IRS.

            SECTION 7.18  OPTION ACCELERATION.

            (a) Except with respect to the acceleration of the vesting and the extension of the exercise period of the Alpha Stock Options set forth in Section 7.18 of the Alpha Disclosure Schedule, Alpha will take all action necessary to prevent the acceleration of the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock or other stock-based compensation (including the Alpha Stock Options, and whether granted under the Alpha Stock Plans or otherwise) as a result of the approval or consummation of any transaction contemplated by this Agreement.

            (b) Washington will take all action necessary to prevent the acceleration of the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock or other stock-based compensation (including the Washington Options and any Converted Options into which they may be converted hereunder, and whether granted under the Conexant Stock Plans, the Washington Stock Plans or otherwise) as a result of the approval or consummation of any transaction contemplated by this Agreement.

            SECTION 7.19 EMPLOYMENT AND SEVERANCE ARRANGEMENTS. Except with respect to the acceleration of the vesting and the extension of the exercise period of the Alpha Stock Options set forth in Section 7.18 of the Alpha Disclosure Schedule, Alpha will take all action necessary to ensure that no officer, director or other employee of Alpha or any of its Subsidiaries will become entitled to receive any change of control or other payment or benefit under any employment, severance or other agreement with Alpha or any of its Subsidiaries, including those agreements set forth on Exhibit E, that may otherwise arise as a result of the approval or consummation of any transaction contemplated by this Agreement.

            SECTION 7.20 TRANSITION SERVICES AGREEMENT. Promptly following the date hereof, Alpha and Conexant will discuss the scope, nature, term and pricing of the transition services to be provided by Conexant to Alpha following the Effective Time pursuant to the Transition Services Agreement. Alpha and Conexant will negotiate in good faith with respect thereto and prior to the Effective Time will enter into the Transition Services Agreement in a form reasonably satisfactory to Alpha and Conexant. The Transition Services Agreement will provide that either party may terminate any services provided under the Transition Services Agreement upon such prior written notice as the parties shall mutually agree prior to the Effective Time.


                               ARTICLE VIII

                            CONDITIONS PRECEDENT


            SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of Washington and Alpha to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. Alpha shall have obtained the Required Alpha Vote.

            (b) No Injunctions or Restraints, Illegality. No Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction (an "Injunction") shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking, and which is reasonably likely to result in the granting of, an Injunction shall be pending.

            (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            (e) EU Antitrust. If required, Alpha and Conexant shall have received in respect of the Merger and any matters arising therefrom confirmation by way of a determination from the European Commission under Regulation 4064/89 (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the Merger and any matters arising therefrom are compatible with the common market.

            (f) Governmental and Regulatory Approvals. Other than the filings provided for under Section 1.2 and filings pursuant to the HSR Act and, if required, the EC Merger Regulation (which are addressed in Section 8.1(d) and Section 8.1(e)), all consents, approvals, orders or authorizations of, actions of, filings and registrations with and notices to any Governmental Entity (i) required of Alpha, Conexant, Washington or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries, taken together after giving effect to the Merger or (ii) set forth in Section 8.1(f) of the Alpha Disclosure Schedule or Section 8.1(f) of the Conexant Disclosure Schedule shall have been obtained and shall be in full force and effect.

            (g) Nasdaq Listing. The shares of Alpha Common Stock to be issued in the Merger and to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq National Market System.

            (h) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall then be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

            (i) Pre-Merger Transactions. The Contribution and the Distribution shall have been consummated in accordance with the terms of this Agreement and the Distribution Agreement (which includes additional conditions to such consummation) and in all material respects in accordance with the Tax Ruling, provided that the failure of the Contribution and the Distribution to be consummated shall not be a condition to the obligations of a party whose breach (or breach by an Affiliate thereof) of the Distribution Agreement has been the cause of, or resulted in, such failure.

            (j) Tax Ruling. Conexant shall have received the Tax Ruling and the Tax Ruling shall be in full force and effect and shall not have been modified or amended in any respect adversely affecting the Tax consequences set forth therein.

            (k) Mexicali Conditions. Each condition to the closing of the Facility Sale Agreement set forth in Article VI thereof (other than in Section 6.4 thereof) shall have been satisfied.

            SECTION 8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ALPHA. The obligation of Alpha to effect the Merger is subject to the satisfaction or waiver by Alpha prior to the Effective Time of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of Conexant set forth in this Agreement and in Section 2.01(d)(i) of the Distribution Agreement shall be true and correct (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein), in each case as of the date of this Agreement and (except to the extent that such representations and warranties speak solely as of another date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business, and Alpha shall have received a certificate of Conexant executed by an executive officer of Conexant to such effect.

            (b) Performance of Obligations of Conexant and Washington. Each of Conexant and Washington shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Alpha shall have received a certificate of Conexant executed by an executive officer of Conexant to such effect.

            (c) Tax Opinion. Alpha shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions, including the validity of the Tax Ruling, set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will constitute a reorganization under Section 368 of the Code.

            (d) Net Assets Statement. Conexant shall have delivered the Special Purpose Statement of Tangible Net Assets in accordance with Section 2.01(d)(ii) of the Distribution Agreement.

            (e) Mexicali Conditions. Each condition to the closing of the Facility Sale Agreement set forth in Section 7.2 thereof shall have been satisfied.

            (f) Ancillary Agreements. The Employee Matters Agreement and the Tax Allocation Agreement shall have been executed and delivered by Conexant and Washington and the Facility Services Agreement, the Newport Supply Agreement, the Newbury Supply Agreement and the Transition Services Agreement shall have been executed and delivered by Conexant.

            SECTION 8.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF WASHINGTON. The obligation of Washington to effect the Merger is subject to the satisfaction or waiver by Conexant prior to the Effective Time of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of Alpha set forth in this Agreement shall be true and correct (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein), in each case as of the date of this Agreement and (except to the extent that such representations and warranties speak solely as of another date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, and Conexant shall have received a certificate of Alpha executed by an executive officer of Alpha to such effect.

            (b) Performance of Obligations of Alpha. Alpha shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Conexant shall have received a certificate of Alpha executed by an executive officer of Alpha to such effect.

            (c) Tax Opinion. Conexant and Washington shall have received an opinion from Chadbourne & Parke LLP, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions, including the validity of the Tax Ruling, set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will constitute a reorganization under Section 368 of the Code.

            (d) Employment and Severance Arrangements. Conexant shall have received written evidence reasonably satisfactory to Conexant that Alpha has taken all action necessary to ensure that no officer, director or other employee of Alpha or any of its Subsidiaries has received or will become entitled to receive any change of control or other payment or benefit under any employment, severance or other agreement with Alpha or any of its Subsidiaries (except with respect to the acceleration of the vesting and the extension of the exercise period of the Alpha Stock Options set forth in Section 7.18 of the Alpha Disclosure Schedule), including those agreements set forth on Exhibit E, that may otherwise arise as a result of the approval or consummation of any transaction contemplated by this Agreement.

            (e) Mexicali Condition. Each condition to the closing of the Facility Sale Agreement set forth in Section 7.1 thereof shall have been satisfied.

            (f) Ancillary Agreements. The Employee Matters Agreement, the Tax Allocation Agreement, the Facility Services Agreement, the Newport Supply Agreement, the Newbury Supply Agreement and the Transition Services Agreement shall have been executed and delivered by Alpha.


                                ARTICLE IX

                         TERMINATION AND AMENDMENT


            SECTION 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Alpha:

                  (a) by mutual written consent of Conexant and Alpha;

                  (b) by either Conexant or Alpha if the Effective Time shall not have occurred on or before September 30, 2002 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement (including such party's obligations set forth in Section 7.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

                  (c) by either Conexant or Alpha if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with
      Section 7.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling, or to take any other action, necessary to fulfill any conditions set forth in subsections 8.1(d) and (e), and the failure to issue such order, decree, ruling or take such action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to comply with Section 7.4 has been the cause of, or resulted in, such action or inaction;

                  (d) by either Conexant or Alpha if the approval by the stockholders of Alpha required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Alpha Vote upon the taking of such vote at a duly held meeting of stockholders of Alpha or at any adjournment thereof;

                  (e) by Conexant, if (i) Alpha's Board of Directors shall have (A) failed to make the Alpha Recommendation, (B) withdrawn the Alpha Recommendation, (C) modified or qualified the Alpha Recommendation in any manner adverse to Conexant or Washington or (D) failed to confirm the Alpha Recommendation within five Business Days of Conexant's request to do so (or resolved or proposed to take any such action referred to in clause (A), (B), (C) or (D)), in each case, whether or not permitted by the terms hereof, (ii) Alpha shall have breached its obligations under this Agreement by reason of a failure to call and hold the Alpha Stockholders Meeting in accordance with Section 7.1(b) or a failure to prepare and mail to its stockholders the Proxy Statement/Prospectus in accordance with
      Section 7.1(a) or (iii) a tender or exchange offer relating to securities of Alpha shall have been commenced by a Person unaffiliated with Conexant, and Alpha shall not have sent to its stockholders pursuant to Rule 14e-2 under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement that Alpha recommends rejection of such tender or exchange offer;

                  (f) by Conexant, if Alpha shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) are not capable of being satisfied on or before the Termination Date; or

                  (g) by Alpha, if Conexant or Washington shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) are not capable of being satisfied on or before the Termination Date.

            SECTION 9.2  EFFECT OF TERMINATION.

            (a) In the event of termination of this Agreement by either Conexant or Alpha as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Alpha, Conexant or Washington or their respective officers or directors under this Agreement, except that (i) the provisions of Section 5.1(m), Section 5.2(k), the second sentence of Section 7.3, Section 7.7, this Section 9.2 and Article X shall survive such termination, and (ii) notwithstanding anything to the contrary contained in this Agreement (including Section 7.7), none of Alpha, Conexant or Washington shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

            (b) If:

                (i) (A) (x) either Conexant or Alpha shall terminate this Agreement pursuant to Section 9.1(b) without the Alpha Stockholder Meeting having occurred or pursuant to Section 9.1(d) or (y) Conexant shall terminate this Agreement pursuant to Section 9.1(f) as a result of any intentional breach or failure to perform by Alpha (unless covered by clause (ii) below), and

                    (B) at any time after the date of this Agreement and before such termination an Alpha Acquisition Proposal shall have been publicly announced or, in the case of termination of this Agreement pursuant to Section 9.1(b) or Section 9.1(f), publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Alpha, and

                    (C) within nine months of such termination Alpha or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Alpha Acquisition Proposal (for purposes of this clause (C), references to 20% in the definition of "Alpha Acquisition Proposal" shall be deemed to be references to 50%); or

                  (ii) Conexant shall terminate this Agreement pursuant to
      Section 9.1(e);

then Alpha shall promptly, but in no event later than the date of such termination (or in the case of clause (i), if later, the date Alpha or its Subsidiary enters into such agreement with respect to or consummates such Alpha Acquisition Proposal), pay Conexant an amount equal to Forty-Five Million dollars ($45,000,000), by wire transfer of immediately available funds.

            (c) The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if Conexant or Alpha fails promptly to pay any amount due pursuant to this Section 9.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 9.2, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee from the date such payment is required to be made until the date such payment is actually made at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The parties agree that any remedy or amount payable pursuant to this Section
9.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful breach of any provision of this Agreement.

            SECTION 9.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement and the Merger by the stockholders of Alpha, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or automated quotation system requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            SECTION 9.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of other parties contained herein or in any document delivered pursuant hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                 ARTICLE X

                             GENERAL PROVISIONS


            SECTION 10.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

            SECTION 10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by telecopy or telefacsimile, (c) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (d) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (a)   if to Conexant or Washington to

                  Conexant Systems, Inc.
                  4311 Jamboree Road
                  Newport Beach, California  92660-3095
                  Fax:       (949) 483-6388
                  Attention:  Dennis E. O'Reilly
                              Senior Vice President, General
                              Counsel and Secretary

                  with a copy to

                  Chadbourne & Parke LLP
                  30 Rockefeller Plaza
                  New York, New York 10112
                  Fax:         (212) 541-5369
                  Attention:   Peter R. Kolyer, Esq.

            (b)   if to Alpha to

                  Alpha Industries, Inc.
                  20 Sylvan Road
                  Woburn, MA  01801
                  Fax:         (617) 824-4426
                  Attention:   Paul E. Vincent
                               Chief Financial Officer

                  with a copy to

                  Alpha Industries, Inc.
                  20 Sylvan Road
                  Woburn, MA  01801
                  Fax:         (617) 824-4564
                  Attention:   James K. Jacobs, Esq.
                               General Counsel


            SECTION 10.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

            SECTION 10.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

            SECTION 10.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

            (a) This Agreement, the Confidentiality Agreement, the Reorganization Agreements, the Facility Sale Agreement, the U.S. Asset Purchase Agreement, the Facility Services Agreement, the Newport Supply Agreement, the Newbury Supply Agreement and the exhibits and schedules hereto and thereto and the other agreements and instruments of the parties delivered in connection herewith and therewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

            (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.8 (which is intended to be for the benefit of the Persons covered thereby).

            SECTION 10.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

            SECTION 10.7 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

            SECTION 10.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            SECTION 10.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of Alpha, Conexant and Washington irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Alpha, Conexant and Washington hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Alpha, Conexant and Washington hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

            SECTION 10.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

            SECTION 10.11 DEFINITIONS. As used in this Agreement:

            (a) "affiliate" means (except as specifically otherwise defined), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

            (b) An "Alpha Plan" means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of Alpha or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Alpha or any of its Subsidiaries or to which Alpha or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, or similar program or agreement.

            (c) "Alpha Stock Plans" means, collectively, the Alpha Industries, Inc. 1986 Long-Term Incentive Plan; the Alpha Industries, Inc. 1999 Employee Long-Term Incentive Plan; the Alpha Industries, Inc. Long-Term Compensation Plan; the Alpha Industries, Inc. 1994 Non-Qualified Stock Option Plan for Non-Employee Directors; the Alpha Industries, Inc. 1997 Non-Qualified Stock Option Plan for Non-Employee Directors; the Alpha Industries, Inc. 1996 Long-Term Incentive Plan; the Alpha Industries, Inc. Directors' 2001 Stock Option Plan; and the Alpha Industries, Inc. Employee Stock Purchase Plan.

            (d) "Applicable Laws" means all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

            (e) "beneficial ownership" or "beneficially own" (except as specifically otherwise defined) shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

            (f) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

            (g) "Business Day" means a day other than a Saturday, a Sunday or a day on which banks are required or authorized to close in the City of New York.

            (h) "Conexant Stock Plans" means, collectively, the Conexant Systems, Inc. 2001 Employee Stock Purchase Plan; the Conexant Systems, Inc. 2001 Performance Share Plan; the Conexant Systems, Inc. 1999 Non-Qualified Stock Purchase Plan; the Conexant Systems, Inc. 1998 Stock Option Plan; the Conexant Systems, Inc. 1999 Long-Term Incentives Plan; the Conexant Systems, Inc. 2000 Non-Qualified Stock Plan; the Conexant Systems, Inc. Directors Stock Plan; the Istari Design, Inc. 1997 Stock Option Plan; the Microcosm Communications Limited Stock Option Plan; the Maker Communications, Inc. 1999 Stock Incentive Plan; the Maker Communications, Inc. 1999 Non-Employee Director Stock Option Plan; the Maker Communications, Inc. 1996 Stock Option Plan; the Applied Telecom, Inc. 2000 Non-Qualified Stock Option Plan; the Philsar Semiconductor Inc. Stock Option Plan; the Sierra Imaging, Inc. 1996 Stock Option Plan; the HotRail, Inc. 2000 Equity Plan; the HotRail, Inc. 1997 Equity Incentive Plan; the Novanet Semiconductor Ltd. Employee Shares Option Plan; the NetPlane Systems, Inc. Stock Option Plan; and the HyperXS Communications, Inc. 2000 Stock Option Plan.

            (i) "Converted Option" means a Washington Option which has been converted into an option to purchase shares of Alpha Common Stock pursuant to the Merger.

            (j) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (k) "Known" or "Knowledge" means, (i) with respect to Conexant, the knowledge of any of Dwight W. Decker, Balakrishnan S. Iyer, Dennis E. O'Reilly, Moiz M. Beguwala and Mohy Abdelgany after reasonable inquiry and
(ii) with respect to Alpha, the knowledge of any of Thomas C. Leonard, David J. Aldrich, Paul E. Vincent, Ljubisa Ristic, Michael Dys, David Fryklund and Jean-Pierre Gillard after reasonable inquiry.

            (l) "Material Adverse Effect" means, with respect to any entity or business (or group of entities or businesses taken as a whole), any event, change, circumstance or development that is materially adverse to
(i) the ability of such entity or business (or group of entities or businesses taken as a whole) (or, in the case of a Material Adverse Effect with respect to the Washington Business, Conexant and its Subsidiaries) to consummate the transactions contemplated by this Agreement or (ii) the business, financial condition or results of operations of such entity or business (or, if with respect thereto, of such group of entities or businesses taken as a whole), other than, with respect to this clause (ii), any (1) change in the stock price of such entity or business, in and of itself, or (2) event, change, circumstance or development (A) resulting from any action taken in connection with the transactions contemplated hereby pursuant to the terms of this Agreement, (B) relating to the economy or financial markets in general, (C) relating in general to the industries in which such entity or business operates and not specifically relating to such entity or business or (D) relating to any action or omission of Conexant, Alpha or Washington or any Subsidiary of any of them taken with the express prior written consent of the parties hereto.

            (m) A "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

            (n) "Nasdaq" means The Nasdaq Stock Market, Inc.

            (o) "Person" means an individual, corporation, limited liability entity, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

            (p) "Reorganization Agreements" means collectively, the Distribution Agreement, the Employee Matters Agreement, the Tax Allocation Agreement and the Transition Services Agreement.

            (q) "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

            (r) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean (i) any federal, state, local or foreign net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority;
(ii) any liability for payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) any liability for the payment of any amounts as a result of being party to a tax sharing arrangement or as a result of any express or implied obligation to indemnify any Person with respect to the payment of amounts of the type described in clause (i) or clause (ii).

            (s) "Tax Ruling" means a private letter ruling issued by the IRS in form and substance reasonably satisfactory to Conexant and Alpha indicating that the Contribution and the Distribution will qualify as a reorganization under Sections 355 and 368 of the Code.

            (t) "Washington Companies" means, collectively, Conexant and its Subsidiaries who are engaged in the Washington Business, in each case, solely to the extent related to the Washington Business, it being understood that the term "Washington Companies" shall not be deemed to refer to Conexant and its Subsidiaries to the extent not related to the Washington Business.

            (u) "Washington Employee" means any employee or former employee of the Washington Business with respect to whom a member of the Washington Group will have liability pursuant to the Employee Matters Agreement.

            (v) A "Washington Plan" means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any Washington Participants or any beneficiary or dependent thereof that is sponsored or maintained by Conexant or any of its Subsidiaries or to which Conexant or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, or similar program or agreement.


            Each of the following terms is defined in the Section of this Agreement or the agreement set forth opposite such term:

Term                                                  Section
----                                                  -------
Actions.............................................. 5.1(j)
Affiliate Agreement.................................. 7.12
Agreement............................................ Preamble
Alpha................................................ Preamble
Alpha Acquisition Proposal........................... 7.5(b)
Alpha Common Stock................................... 1.4(a)
Alpha Disclosure Schedule............................ 5.1
Alpha Filed SEC Reports.............................. 5.1(d)(ii)
Alpha Financial Advisor.............................. 5.1(m)
Alpha Necessary Consents............................. 5.1(c)(iii)
Alpha Permits........................................ 5.1(h)(ii)
Alpha Recommendation................................. 7.1(b)
Alpha SEC Reports.................................... 5.1(d)(i)
Alpha Stock Options.................................. 5.1(b)(i)
Alpha Stockholders Meeting........................... 7.1(b)
Alpha Voting Debt.................................... 5.1(b)(ii)
Assets............................................... Distribution Agreement
By-Laws.............................................. 1.7
Certificate of Merger................................ 1.2(b)
Change in the Alpha Recommendation................... 7.1(b)
Closing.............................................. 1.2(a)
Closing Date......................................... 1.2(a)
Code................................................. Recitals
Combined Company..................................... Recitals
Combined Company Employees........................... 7.6(a)
Conexant............................................. Preamble
Conexant Common Stock................................ 5.2(b)(i)
Conexant Convertible Notes........................... 5.2(b)(i)
Conexant Disclosure Schedule......................... 5.2
Conexant Filed SEC Reports........................... 5.2(d)(iii)
Conexant Financial Advisor........................... 5.2(k)
Conexant Necessary Consents.......................... 5.2(c)(iv)
Conexant Preferred Stock............................. 5.2(b)(i)
Conexant Rights...................................... 5.2(b)(i)
Conexant Rights Agreement............................ 5.2(b)(i)
Conexant SEC Reports................................. 5.2(d)(i)
Conexant Stock Options............................... 5.2(b)(i)
Confidentiality Agreement............................ 7.3
Contract............................................. 5.1(c)(ii)
Contribution......................................... Recitals
Delaware Secretary................................... 1.2(b)
DGCL................................................. 1.1
Distribution......................................... Recitals
Distribution Agreement............................... Recitals
Distribution Date.................................... Distribution Agreement
DOJ.................................................. 7.4(b)
Effective Time....................................... 1.2(b)
Employee Matters Agreement........................... 4.1
Environmental Laws................................... 5.1(j)
Environmental Liabilities............................ 5.1(j)
Excess Alpha Shares.................................. 3.2(d)(ii)
Exchange Act......................................... 5.1(c)(iii)
Exchange Agent....................................... 3.1
Exchange Fund........................................ 3.1
Exchange Ratio....................................... 1.4(a)
Expenses............................................. 7.7
Facility Sale Agreement.............................. 6.2(l)
Facility Services Agreement.......................... 6.2(l)
Form S-4............................................. 7.1(a)
FTC.................................................. 7.4(b)
GAAP................................................. 5.1(d)(i)
Governmental Entity.................................. 5.1(c)(iii)
Hazardous Materials.................................. 5.1(j)
HSR Act.............................................. 5.1(c)(iii)
Injunction........................................... 8.1(b)
Intellectual Property................................ 5.1(k)
IRS.................................................. 7.17
Liens................................................ 5.1(a)(ii)
Merger............................................... Recitals
New Combined Company Plans........................... 7.6(b)
Newbury Supply Agreement............................. 4.1
Newport Supply Agreement............................. 4.1
Proxy Statement/Prospectus........................... 7.1(a)
Record Date.......................................... Distribution Agreement
Required Approvals................................... 7.4(a)
Required Alpha Vote.................................. 5.1(g)
Restated Certificate................................. 1.6
SEC.................................................. 5.1(a)(ii)
Securities Act....................................... 3.3
Shareholders Agreement............................... 7.16
Special Purpose Statement of
        Tangible Net Assets.......................... Distribution Agreement
Superior Alpha Proposal.............................. 7.5(d)
Tax Allocation Agreement............................. 4.1
Termination Date..................................... 9.1(b)
Time of Distribution................................. Distribution Agreement
Transition Services Agreement........................ 4.1
Unaudited Special Purpose Statement of
       Tangible Net Assets........................... 5.2(d)(ii)
U.S. Asset Purchase Agreement........................ 6.2(l)
Violation............................................ 5.1(c)(ii)
Washington........................................... Preamble
Washington Acquisition Proposal...................... 7.5(f)
Washington Assets.................................... Distribution Agreement
Washington Business.................................. Distribution Agreement
Washington Certificate............................... 1.4(b)
Washington Common Stock.............................. Recitals
Washington Financial Statements...................... 5.2(d)(ii)
Washington Group..................................... Distribution Agreement
Washington Liabilities............................... Distribution Agreement
Washington Option.................................... Employee Matters Agreement
Washington Participant............................... Employee Matters Agreement
Washington Permits................................... 5.2(f)(ii)
Washington Significant Subsidiaries.................. 5.2(a)(iii)
Washington Stock Plan................................ Employee Matters Agreement
Washington Subsidiaries.............................. Distribution Agreement


            SECTION 10.12  DISCLOSURE SCHEDULE. The mere inclusion of an item in the relevant Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to Conexant, Alpha, Washington, any Subsidiary of the foregoing or the Washington Business, as applicable.


               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]





            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                    CONEXANT SYSTEMS, INC.


                                    By:  /s/ Dwight W. Decker
                                         ------------------------------------
                                         Dwight W. Decker
                                         Chairman of the Board and Chief
                                           Executive Officer



                                    WASHINGTON SUB, INC.


                                    By:  /s/ Dwight W. Decker
                                         ------------------------------------
                                         Dwight W. Decker
                                         Chairman of the Board and Chief
                                           Executive Officer



                                    ALPHA INDUSTRIES, INC.


                                    By:  /s/ David J. Aldrich
                                         ------------------------------------
                                         David J. Aldrich
                                         President and Chief Executive Officer